Exhibit 10.1

Execution Copy

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 1, 2011

among

COLONY FINANCIAL, INC.,

as a Borrower,

and

THE SUBSIDIARIES OF

COLONY FINANCIAL, INC.

PARTY HERETO,

as Co-Borrowers

BANK OF AMERICA, N.A.,

as Administrative Agent

and

The Other Lenders Party Hereto

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as

Sole Lead Arranger and Sole Bookrunner

i

5.02	Authorization; No Contravention	60
5.03	Governmental Authorization; Other Consents	60
5.04	Binding Effect	60
5.05	Financial Statements; No Material Adverse Effect	60
5.06	Litigation	61
5.07	No Default	61
5.08	Ownership of Property; Liens	61
5.09	Environmental Compliance	61
5.10	Insurance	63
5.11	Taxes	63
5.12	ERISA Compliance	63
5.13	Subsidiaries; Equity Interests	64
5.14	Margin Regulations; Investment Company Act	64
5.15	Disclosure	65
5.16	Compliance with Laws	65
5.17	Taxpayer Identification Number	65
5.18	Intellectual Property; Licenses, Etc.	65
5.19	Solvency	65
5.20	Casualty, Etc.	65
5.21	Labor Matters	66
5.22	Collateral Documents	66
5.23	Anti-Money Laundering and Economic Sanctions Laws	66
5.24	REIT Status; Stock Exchange Listing	66

ARTICLE VI. AFFIRMATIVE COVENANTS		67
6.01	Financial Statements	67
6.02	Certificates; Other Information	68
6.03	Notices	69
6.04	Payment of Obligations	70
6.05	Preservation of Existence, Etc.	70
6.06	Maintenance of Properties	70
6.07	Maintenance of Insurance	70
6.08	Compliance with Laws	71
6.09	Books and Records	71
6.10	Inspection Rights	71
6.11	Use of Proceeds	71
6.12	Additional Collateral; Additional Loan Parties	71
6.13	Compliance with Environmental Laws	73
6.14	Further Assurances	73
6.15	Maintenance of REIT Status; New York Stock Exchange Listing	73
6.16	Information Regarding Collateral	74
6.17	Lien Searches	74
6.18	Material Contracts	74
6.19	Organization Documents of Affiliated Investors	74

ARTICLE VII. NEGATIVE COVENANTS		74
7.01	Liens	74

7.02	Investments	75
7.03	Indebtedness	76
7.04	Fundamental Changes	76
7.05	Dispositions	77
7.06	Restricted Payments	78
7.07	Change in Nature of Business	79
7.08	Transactions with Affiliates	79
7.09	Burdensome Agreements	80
7.10	Use of Proceeds	80
7.11	Amendments, Waivers and Terminations of Certain Agreements	80
7.12	Financial Covenants	81
7.13	Creation or Acquisition of New Subsidiaries	81
7.14	Accounting or Tax Changes	81

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		81
8.01	Events of Default	81
8.02	Remedies Upon Event of Default	83
8.03	Application of Funds	84

ARTICLE IX. ADMINISTRATIVE AGENT		85
9.01	Appointment and Authority	85
9.02	Rights as a Lender	85
9.03	Exculpatory Provisions	85
9.04	Reliance by Administrative Agent	86
9.05	Delegation of Duties	86
9.06	Resignation of Administrative Agent	86
9.07	Non-Reliance on Administrative Agent and Other Lenders	87
9.08	No Other Duties, Etc.	87
9.09	Administrative Agent May File Proofs of Claim	87
9.10	Collateral and Guaranty Matters	88

ARTICLE X. MISCELLANEOUS		88
10.01	Amendments, Etc.	88
10.02	Notices; Effectiveness; Electronic Communication	90
10.03	No Waiver; Cumulative Remedies; Enforcement	92
10.04	Expenses; Indemnity; Damage Waiver	92
10.05	Payments Set Aside	94
10.06	Successors and Assigns	94
10.07	Treatment of Certain Information; Confidentiality	98
10.08	Right of Setoff	99
10.09	Interest Rate Limitation	100
10.10	Counterparts; Integration; Effectiveness	100
10.11	Survival of Representations and Warranties	100
10.12	Severability	100
10.13	Replacement of Lenders	101
10.14	Governing Law; Jurisdiction; Etc.	102
10.15	Waiver of Jury Trial	102

10.16	No Advisory or Fiduciary Responsibility	103
10.17	Electronic Execution of Assignments and Certain Other Documents	103
10.18	USA PATRIOT Act	104
10.19	Investment Asset Reviews	104
10.20	Joint and Several Liability; Recourse Nature of Obligations	104
10.21	ENTIRE AGREEMENT	105
10.22	Amendment and Restatement; Continuing Obligations	105

SIGNATURES		S-1

SCHEDULES

I	Guarantors
II	Initial Contributing Investment Assets
III	Designated Joint Ventures
IV	Consolidated Majority-Owned Subsidiaries
V	Consolidated Minority-Owned Subsidiaries
2.01	Commitments and Applicable Percentages
5.05	Supplement to Interim Financial Statements
5.12(d)	Pension Plans
5.13	Subsidiaries; Equity Interests
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Guaranty
F	Pledge and Security Agreement
G-1	Perfection Certificate
G-2	Perfection Certificate Supplement
H	Solvency Certificate
I	United States Tax Compliance Certificate
J	Joint Venture Organization Documents
K	Affirmation of Guaranty

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of September 1, 2011, among COLONY FINANCIAL, INC., a Maryland corporation (the “REIT”), CFI MEZZ FUNDING, LLC, a Delaware limited liability company (“CFI Mezz Funding”), CFI RE HOLDCO, LLC, a Delaware limited liability company (“CFI RE Holdco”), COLFIN ESH FUNDING, LLC, a Delaware limited liability company (“ColFin ESH Funding”), COLFIN 2100 FUNDING, LLC, a Delaware limited liability company (“ColFin 2100 Funding”), CFI CORAMERICA 2100 FUNDING, LLC, a Delaware limited liability company (“CFI CorAmerica”), CFI RE MASTERCO, LLC, a Delaware limited liability company (“Masterco”; and together with the REIT, CFI Mezz Funding, CFI RE Holdco, ColFin ESH Funding, ColFin 2100 Funding, CFI CorAmerica and any Operating Partnership (as defined below) that is formed after the Restatement Effective Date and becomes a co-borrower hereunder in accordance with Section 6.12(c), each a “Borrower” and collectively, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

The Borrowers, the lenders party thereto and the Administrative Agent are parties to that certain Credit Agreement, dated as of September 16, 2010 (as amended or otherwise modified prior to the date hereof, the “Original Credit Agreement”).

The parties hereto desire to amend and restate the Original Credit Agreement in its entirety, but not as a novation, on the terms and subject to the conditions hereinafter set forth.

In consideration of the mutual covenants and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree that the Original Credit Agreement shall be, and hereby is, amended and restated in its entirety as follows, effective on and as of the Restatement Effective Date (as defined below).

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Net Income” means, with respect to any period, the net income of the REIT and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding any non-cash impairment charges, write-downs or losses.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent duly appointed or serving under the terms of this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the REIT and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Investor” means a Pledged Affiliate or any other Person that holds an Investment Asset and in which a Loan Party, directly or indirectly, owns Equity Interests.

“Affirmation of Guaranty” means the Affirmation of Guaranty, made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit K.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Annualized Consolidated Cash Income” means, as of any date of determination, the product of (a)(i) the sum of (x) Consolidated Cash Income for the then most recently ended fiscal quarter of the REIT, plus (y) the Projected Cash Income for each Certified Contributing Investment Asset that has become a Contributing Investment Asset during the then current fiscal quarter of the REIT, minus (ii) the aggregate amount of Cash Income relating to each Investment Asset that is no longer a Contributing Investment Asset as a result of a Disqualifying Event having occurred during the then current fiscal quarter of the REIT under any of clauses (ii) – (iv) of the definition of Disqualifying Event, multiplied by (b) 4.

“Anti-Money Laundering Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates, related to terrorism financing or money laundering including any applicable provision of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (Title III of Pub. L. 107-56) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.14. If the commitment of each Lender to make Revolving Loans has been terminated or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be, at any time, a fraction (expressed as a percentage carried out to the ninth decimal place), the numerator of which is the aggregate principal amount of Loans owed to such Lender at such time and the denominator of which is the aggregate principal amount of Loans owed to all Lenders at such time, subject to adjustment as provided in Section 2.14. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, (i) from the Restatement Effective Date to the date on which the Administrative Agent and the Lenders receive a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter of the REIT ending September 30, 2011, 2.50% per annum for Base Rate Loans and 3.50% per annum for Eurodollar Rate Loans and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent and the Lenders pursuant to Section 6.02(b):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate	Base Rate
1	≥40%	3.75%	2.75%
2	< 40%	3.50%	2.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.08(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sole lead arranger and sole bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by, and otherwise in compliance with, Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the REIT and its Consolidated Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the REIT and its Consolidated Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Original Closing Date to the earliest of (a) the Revolver Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.04, and (c) the date of termination of the commitment of all Lenders to make Revolving Loans pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” and “Borrowers” have the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Cash Equivalents” means:

(a) United States dollars (including such dollars as are held as overnight bank deposits and demand deposits with banks);

(b) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(c) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 of Moody’s;

(d) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(e) time deposits, demand deposits, certificates of deposit, Eurodollar time deposits, time deposit accounts, term deposit accounts or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million; and

(f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

“Cash Income” means, for any fiscal quarter of the REIT with respect to any Investment Asset, the income (without duplication) received in cash or accrued under GAAP by one or more Wholly-Owned Loan Parties from such Investment Asset during such fiscal quarter in the form of (i) cash interest, (ii) cash dividends, (iii) the portion of principal amortization included as taxable income (on performing loans acquired at a discount to par) and (iv) other recurring investment distributions received in cash or accrued under GAAP, in each case excluding in any event gains from asset sales. The items referred to in this definition with respect to any Investment Asset owned by a Wholly-Owned Loan Party or an Affiliated Investor during any fiscal quarter will be calculated on a pro forma or “grossed-up” basis to include a full quarter’s Cash Income from such Investment Asset for such fiscal quarter.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Certificate Date” means, as of any time, the later of (i) the date of the then most recent Compliance Certificate delivered to the Administrative Agent and (ii) the date of the then most recent Facility Outstandings Compliance Certificate delivered to the Administrative Agent.

“Certified Contributing Investment Asset” means any Investment Asset (whether acquired by an Affiliated Investor during the then current fiscal quarter of the REIT or otherwise) with respect to which the REIT has delivered to the Administrative Agent (a) a certificate, executed by a Responsible Officer of the REIT, (i) certifying to the Administrative Agent and the Lenders that the REIT reasonably expects such Investment Asset to contribute positive Cash Income to the calculation of the Annualized Consolidated Cash Income component of the Total Facility Outstandings to Consolidated Cash Income Ratio for the then current fiscal quarter of the REIT and (ii) containing a reasonably detailed calculation of the Projected Cash Income of such Investment Asset and (b) a Facility Outstandings Compliance Certificate setting forth a pro forma calculation of the Total Facility Outstandings to Consolidated Cash Income Ratio (immediately after giving effect to the inclusion of the Projected Cash Income of such

Investment Asset in the calculation of Annualized Consolidated Cash Income); provided, that at the time of delivery of such certificate to the Administrative Agent and the Lenders, such Investment Asset satisfies each of the Qualifying Criteria.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by Bank of America for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 33% or more of the equity securities of the REIT entitled to vote for members of the board of directors or equivalent governing body of the REIT on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the REIT cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c) the passage of thirty days from the date upon which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the REIT, or control over the equity securities of the REIT entitled to vote for members of the board of directors or equivalent governing body of the REIT on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 33% or more of the combined voting power of such securities;

(d) the REIT (or following the formation by the REIT of an Operating Partnership in compliance with Section 7.13(iii), such Operating Partnership) shall cease to own, directly or indirectly, (i) 100% of the Equity Interests of each of the Loan Parties (other than (x) any Super Majority Owned Subsidiary that is a Loan Party, (y) prior to the formation of the Operating Partnership, the REIT and (z) on and after the formation by the REIT of the Operating Partnership, the REIT and the Operating Partnership) and (ii) all of the Equity Interests of each Super Majority Owned Subsidiary that is a Loan Party that were owned, directly or indirectly, by the REIT on the date such Super Majority Owned Subsidiary became a Loan Party, in the case of each of clauses (i) and (ii) free and clear of all Liens (other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties), except in each case for the Disposition of a Loan Party expressly permitted under this Agreement; or

(e) if at any time following the Restatement Effective Date the REIT forms an Operating Partnership that is (i) a limited liability company, (x) the REIT shall cease to be the sole managing member of the Operating Partnership or shall cease to own, directly, (A) at least 80% of each class of the voting Equity Interests of the Operating Partnership and (B) Equity Interests of the Operating Partnership representing at least 80% of the total economic interests of the Equity Interests of the Operating Partnership, in each case free and clear of all Liens (other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties) or (y) any holder of an Equity Interest in the Operating Partnership (other than the REIT) is provided with or obtains voting rights with respect to such Equity Interest that are more expansive in any respect than the voting rights afforded to holders (other than the REIT) of Equity Interests of the Operating Partnership set forth in the Organization Documents of the Operating Partnership approved by the Administrative Agent or (ii) a limited partnership, (x) the REIT shall cease to be the sole general partner of the Operating Partnership or shall cease to own, directly, (A) 100% of the general partnership interests of the Operating Partnership and (B) Equity Interests of the Operating Partnership representing at least 80% of the total economic interests of the Equity Interests of the Operating Partnership, in each case free and clear of all Liens (other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties) or (y) any holder of a limited partnership interest in the Operating Partnership is provided with or obtains voting rights with respect to such limited partnership interest that are more expansive in any respect than the voting rights afforded to limited partners of the Operating Partnership under the Organization Documents of the Operating Partnership approved by the Administrative Agent.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is, or is required under the terms of the Loan Documents to be, subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Pledge and Security Agreement, any Control Agreement and each of the other agreements, instruments or documents that creates or perfects or purports to create or perfect a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Colonial Investment” means the Investment Asset owned by Coral Partners in the credit facility extended to Inmobiliara Colonial, S.A.

“Colony Funds Sants” means Colony Funds Sants S.a.r.l., a Luxembourg company.

“Commitment” means, as to each Lender, its obligation to make Revolving Loans to the Borrowers pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be increased by such Lender pursuant to Section 2.13 or otherwise adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Cash Income” means, for any fiscal quarter of the REIT, the aggregate Cash Income from all Investment Assets during such fiscal quarter; provided, that (a) in the case of any Certified Contributing Investment Asset, Consolidated Cash Income shall not include the Cash Income generated from such Certified Contributing Investment Asset until the first day of the first fiscal quarter of the REIT to occur following the date such Certified Contributing Investment Asset became a Certified Contributing Investment Asset, (b) Consolidated Cash Income shall not at any time include any Cash Income generated from any Investment Asset (i) owned by an Affiliated Investor that (x) has any Indebtedness outstanding at such time, (y) is not Solvent at such time or (z) is subject to any proceedings under any Debtor Relief Law at such time, (ii) in which all Distributions with respect thereto payable to any Wholly-Owned Loan Party are not made or deposited into a Distribution Account maintained by such Loan Party, (iii) that is encumbered by any Lien at such time or (iv) that is not owned by a Pledged Affiliate, except that (x) Cash Income generated from the Colonial Investment may, subject to the other clauses of this proviso, be included in Consolidated Cash Income to the extent such Cash Income does not at any time account for more than 3% of Consolidated Cash Income at such time and (y) in the case of any Investment Asset owned directly or indirectly by an FDIC Restricted Issuer, only the Pledged Percentage of the Cash Income generated by such Investment Asset shall be included in Consolidated Cash Income (subclauses (i) - (iv) of this clause (b) being referred to collectively as the “Qualifying Criteria”), (c) not more than 40% of Consolidated Cash Income during such fiscal quarter may be generated from Investment Assets not constituting first mortgage Investment Assets, with any excess over the foregoing limit being excluded from Consolidated Cash Income, (d) not more than 25% of Consolidated Cash Income during such fiscal quarter may be generated from Investment Assets that are not U.S.-based Investment Assets or Investment Assets not denominated in U.S. dollars, with any excess over the foregoing limit being excluded from Consolidated Cash Income and (e) not more than 50% of Consolidated Cash Income during such fiscal quarter may be generated from Investment Assets of the types specified in clauses (c) and (d) of this proviso, with any excess over the foregoing limit being excluded from Consolidated Cash Income.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any portion thereof not payable in cash in such period.

“Consolidated Fixed Charge Coverage Ratio” means the ratio as of the last day of any fiscal quarter of the REIT of (i) EBITDA for such fiscal quarter to (ii) Consolidated Fixed Charges for such fiscal quarter.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for the REIT and its Consolidated Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense, (ii) scheduled payments of principal on Consolidated Total Debt and (iii) the amount of dividends or distributions paid or required to be paid by the REIT during such period in respect of any of its preferred Equity Interests.

“Consolidated Group Pro Rata Share” means, (i) with respect to any Unconsolidated Affiliate, the percentage interest held by the REIT and its Consolidated Subsidiaries, in the aggregate, in such Unconsolidated Affiliate determined by calculating the percentage of Equity Interests of such Unconsolidated Affiliate owned by the REIT and its Consolidated Subsidiaries and (ii) with respect to any Consolidated Minority-Owned Subsidiary, the percentage interest held by the REIT and its Consolidated Majority-Owned Subsidiaries, in the aggregate, in such Consolidated Minority-Owned Subsidiary determined by calculating the percentage of Equity Interests of such Consolidated Minority-Owned Subsidiary owned by the REIT and its Consolidated Majority-Owned Subsidiaries.

“Consolidated Interest Expense” means, for any period, total interest expense of the REIT and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date to (ii) the Total Asset Value as of such date.

“Consolidated Majority-Owned Subsidiary” means each Consolidated Subsidiary of the REIT in which more than 50% of each class of the Equity Interests of such Consolidated Subsidiary are at the time owned, directly or indirectly, by the REIT. Schedule IV is a list of all Consolidated Majority-Owned Subsidiaries as of the Restatement Effective Date.

“Consolidated Minority-Owned Subsidiary” means each Consolidated Subsidiary of the REIT that (i) is not a Consolidated Majority-Owned Subsidiary and (ii) is designated as a “Consolidated Minority-Owned Subsidiary” in a written notice executed by a Responsible Officer of the REIT and delivered to the Administrative Agent. Schedule V is a list of all Consolidated Minority-Owned Subsidiaries as of the Restatement Effective Date.

“Consolidated Subsidiaries” means, as to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes under GAAP.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the REIT and its Consolidated Subsidiaries on a consolidated basis, Shareholders’ Equity of the REIT and its Consolidated Subsidiaries on that date minus the Intangible Assets of the REIT and its Consolidated Subsidiaries on that date; provided, however, that there shall be excluded from the calculation of “Consolidated Tangible Net Worth” any effects resulting from the application of FASB ASC No. 715: Compensation - Retirement Benefits.

“Consolidated Total Debt” means, as at any date of determination, the aggregate amount of all Indebtedness of the REIT and its Consolidated Subsidiaries that would be reflected on a consolidated balance sheet of the REIT and its Consolidated Subsidiaries as of such date prepared in accordance with GAAP; provided, that solely for purposes of calculating the Consolidated Leverage Ratio, Consolidated Total Debt shall (i) also include the Consolidated Group Pro Rata Share of the aggregate amount of all Indebtedness of each Unconsolidated Affiliate that would be reflected on a balance sheet of such Unconsolidated Affiliate prepared in accordance with GAAP, (ii) exclude any Indebtedness attributable to a Specified GAAP Reportable B Loan Transaction and (iii) solely with respect to the Indebtedness of any Consolidated Minority-Owned Subsidiary, only include the Consolidated Group Pro Rata Share of such Indebtedness.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributing Investment Asset” means, collectively, (i) the Initial Contributing Investment Assets, (ii) any Investment Asset that has contributed positive Cash Income to the calculation of the Annualized Consolidated Cash Income component of the Total Facility Outstandings to Consolidated Cash Income Ratio during the then most recently ended fiscal quarter of the REIT (with Consolidated Cash Income being calculated solely for purposes of this definition without giving effect to clauses (b), (c) and (d) of the proviso to the definition of Consolidated Cash Income) and (iii) any Certified Contributing Investment Asset; provided, however, that if at any time a Disqualifying Event occurs with respect to an Investment Asset that is a Contributing Investment Asset at such time, such Investment Asset shall no longer constitute a Contributing Investment Asset unless and until such time subsequent to such Disqualifying Event as such Investment Asset satisfies clause (ii) or (iii) of this definition.

“Contributing Investment Asset Material Default” means, with respect to any Contributing Investment Asset, the occurrence of (i) a payment default (irrespective of whether such default is waived) with respect to such Contributing Investment Asset that is unremedied prior to the earlier of (x) five (5) days following the occurrence thereof or (y) the date on which such payment default becomes an “Event of Default” (or other similar term) under the loan documentation or other applicable written agreements governing such Contributing Investment Asset, (ii) a bankruptcy default (irrespective of whether such default is waived) with respect to such Contributing Investment Asset, (iii) any default (irrespective of whether such default is waived) with respect to such Contributing Investment Asset (other than those referenced in clauses (i) and (ii) above) or restructuring with respect to such Contributing Investment Asset that results in such Contributing Investment Asset failing to contribute positive Cash Income to the calculation of the Annualized Consolidated Cash Income component of the Total Facility Outstandings to Consolidated Cash Income Ratio during the then current fiscal quarter of the REIT or (iv) an acceleration of the obligations of any obligor in respect of such Contributing Investment Asset.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a deposit account control agreement or securities account control agreement, as applicable, executed by a Loan Party, the Administrative Agent and the applicable depository bank or securities intermediary granting the Administrative Agent control over the applicable deposit account or securities account, which agreement shall be in form and substance satisfactory to the Administrative Agent.

“Converted Term Loan” has the meaning specified in Section 2.05(a).

“Converted Term Loan Maturity Date” means the date occurring one year after the Revolver Maturity Date.

“Coral Partners” means Coral Partners (Lux) S.a.r.l., a Luxembourg company.

“Core Earnings” means, for any period, the consolidated net income (loss) of the REIT, computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) real estate depreciation and amortization expense, (iii) any unrealized gains or losses from mark to market valuation changes (other than permanent impairment) that are included in net income and (iv) extraordinary or non-recurring non-cash gains or losses.

“Daily Undrawn Amount” means, for each day during the Availability Period, an amount equal to (a) the Aggregate Commitments existing as of the end of such day, minus (b) the aggregate Outstanding Amount of Revolving Loans as of the end of such day.

“Daily Unused Fee” means, for each day during the Availability Period, an amount equal to (a) the Daily Undrawn Amount for such day, multiplied by (b) (i) if the Daily Unused Percentage for such day is greater than or equal to 50.0%, a per annum percentage for such day (as determined for a 360 day year) equal to 0.50% or (ii) if the Daily Unused Percentage for such day is less than 50.0%, a per annum percentage for such day (as determined for a 360 day year) equal to 0.40%.

“Daily Unused Percentage” means, for any day during the Availability Period, the ratio (expressed as a percentage) of (a) the Daily Undrawn Amount as of the end of such day, to (b) the Aggregate Commitments as of the end of such day.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium,

rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified the Borrowers, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations, unless such obligation is the subject of a good faith dispute, or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Departing Lender” has the meaning specified in Section 10.22.

“Designated Joint Venture” means (x) each of the entities listed on Schedule III and their respective Subsidiaries and (y) any other corporation, partnership, joint venture, limited liability company or other business entity designated as a “Designated Joint Venture” in a written notice executed by a Responsible Officer of the REIT and delivered to the Administrative Agent, so long as, in the case of each of clauses (x) and (y), (i) the REIT and/or its Wholly-Owned Subsidiaries do not, directly, indirectly or beneficially own more than 50% of the Equity Interests of such Person having ordinary voting power for the election of directors or members of any other governing body of such Person (or otherwise have the power and authority to elect or appoint more than a majority of the directors or members of any other governing body of such Person) and (ii) the REIT and/or its Wholly-Owned Subsidiaries do not have voting, approval, veto or other similar rights with respect to matters involving the management, operations or actions of such Person that are more expansive than those of the REIT and its Wholly-Owned Subsidiaries set forth in the Organization Documents (as in effect on the Restatement Effective Date) of the entities listed on Schedule III.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale,

assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disposition Excess Cash Income Requirements” has the meaning specified in Section 7.05(g).

“Disqualifying Event” means, at any time with respect any Investment Asset that is a Contributing Investment Asset at such time, the occurrence of any of the following: (i) such Investment Asset failing to contribute positive Cash Income to the calculation of the Annualized Consolidated Cash Income component of the Total Facility Outstandings to Consolidated Cash Income Ratio for any fiscal quarter of the REIT ending subsequent to such Investment Asset becoming a Contributing Investment Asset, (ii) the Cash Income generated by such Investment Asset being required to be removed from the calculation of the Annualized Consolidated Cash Income component of the Total Facility Outstandings to Consolidated Cash Income Ratio in any pro forma Facility Outstandings Compliance Certificate delivered pursuant to Section 2.15(c) or (d), (iii) a Disposition of such Investment Asset or (iv) the removal by the REIT of such Investment Asset from the pool of Contributing Investment Assets pursuant to, and in accordance with the requirements set forth in, Section 2.15(e).

“Distribution Account” has the meaning specified in Section 2.15(b).

“Distributions” means (a) any and all dividends, distributions or other payments or amounts made, or required to be paid or made to a Loan Party by any Affiliated Investor who owns a Contributing Investment Asset, including, without limitation, any distributions of payments to such Loan Party in respect of principal, interest or other amounts relating to such Contributing Investment Asset owned by such Affiliated Investor and (b) any and all amounts owing to such Loan Party from the disposition, dissolution or liquidation of such Affiliated Investor or from the issuance or sale of Equity Interests of such Affiliated Investor.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means, for any period, Core Earnings for such period excluding (i) Consolidated Cash Interest Expense, (ii) provisions for taxes based on income of the REIT and its Consolidated Subsidiaries and (iii) reasonable and customary out-of-pocket expenses incurred by the REIT and its Consolidated Subsidiaries in connection with the issuance of any debt or Equity Interests permitted to be issued hereunder.

“Economic Sanctions Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates relating to economic sanctions and terrorism financing, including any applicable provisions of the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act, (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06 (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (ii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of OFAC sanctions programs.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or of human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the incurrence by the Borrowers or any of their ERISA Affiliates of liability as a result of the withdrawal of any of the Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by the Borrowers or any of their ERISA Affiliates of liability as a result of a complete or partial withdrawal by any of the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) receipt by the Borrowers or any ERISA Affiliates from the PBGC of any notice relating to the intention to terminate a Pension Plan; (f) any event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination by the relevant Pension Plan’s actuary that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; or (i) a failure by any of the Borrowers or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by any Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiary” means any Subsidiary of the REIT that (i) does not own all or any portion of any Contributing Investment Asset, (ii) does not, directly or indirectly, own all or any portion of the Equity Interests of any Affiliated Investor that owns a Contributing Investment Asset, (iii) has Secured Indebtedness that (x) is owed to a Person that is not an Affiliate of the REIT or any Subsidiary thereof and (y) by its terms does not permit such Subsidiary to guarantee the Obligations of the Borrowers and (iv) is designated as an “Excluded Subsidiary” in a written notice executed by a Responsible Officer of the REIT and delivered to the Administrative Agent at the time such Subsidiary incurs Secured Indebtedness of the type specified in clause (iii) of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Documents, (a) taxes imposed on or measured by net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by a jurisdiction (or any political subdivision thereof) as a result of such recipient being organized or having its principal office in such jurisdiction or, in the case of any Lender, in having its applicable Lending Office in such jurisdiction or solely as a result of a present or former connection between such Lender and such jurisdiction (other than any such connection arising from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced any of the Loan Documents), (b) any taxes in the nature of the branch profits tax within the meaning of Section 884 of the Code imposed by any jurisdiction described in clause (a), (c) other than an assignee pursuant to a request by the Borrowers under Section 10.13, any United States federal withholding tax that is imposed on amounts payable to such Person pursuant to any Laws in effect at the time such Person becomes a party hereto (or designates a new Lending Office), except to the extent that such Person (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (c), (d) any withholding tax that is attributable to such Person’s failure to comply with Section 3.01(e) hereto, and (e) any United States federal withholding tax that would not have been imposed but for a failure by a Lender (or any financial institution through which any payment is made to such Lender) to comply with the procedures, certifications, information reporting, disclosure, or other related requirements of newly enacted Sections 1471-1474 of the Code and any amended or successor version.

“Facility Outstandings Compliance Certificate” means, on any date of determination, a certificate executed by a Responsible Officer of the REIT setting forth a reasonably detailed calculation of the Total Facility Outstandings to Consolidated Cash Income Ratio on such date.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FDIC Restricted Issuer” has the meaning assigned to such term in Section 3.1 of the Pledge and Security Agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the fee letter, dated as of July 20, 2011, among the REIT, the Administrative Agent and the Arranger.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such

Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, each Subsidiary of the REIT listed on Schedule I and each other Super Majority Owned Subsidiary or Wholly-Owned Subsidiary of the REIT that becomes a guarantor of the Obligations in accordance with Section 6.12(b).

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit E.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created and (ii) the deferred underwriting discounts and commissions in the aggregate amount of $11,500,000 payable to the Manager and the underwriters in connection with the initial public offering of the REIT);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Contributing Investment Assets” means the Investment Assets set forth on Schedule II hereto.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means (a) as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or (in the case of any Eurodollar Rate Loan) converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or, if consented to by all Lenders, twelve months thereafter, as selected by the Borrowers in their Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Asset” means any commercial mortgage loan or other commercial real estate-related debt investment owned by any Loan Party or any other Person in which a Loan Party, directly or indirectly, owns Equity Interests.

“Investment Asset Payment” means, with respect to any Investment Asset, any payment made, directly or indirectly, to a Loan Party (whether as a direct or indirect payment, dividend or other distribution from the Affiliated Investor that owns such Investment Asset, or otherwise) representing proceeds of an amortization payment made in respect of such Investment Asset.

“Investment Asset Report” means, for any fiscal quarter of the REIT, a detailed written report, certified by a Responsible Officer of the REIT, of the Contributing Investment Assets during such fiscal quarter, including the loan loss results, loan loss reserves and adjustments with respect to such Contributing Investment Assets, all material developments with respect to such Investment Assets, the amount of cash income received by the applicable Affiliated Investors and the amount of Cash Income received by the Loan Parties from such Contributing Investment Assets for each month during such fiscal quarter, and such other information as reasonably requested by the Administrative Agent or any Lender, which report shall be in form, scope and substance substantially similar to the “Borrowing Base Reports” with respect to “Eligible

Investment Assets” (as such terms were defined in the Original Credit Agreement) that were delivered to the Administrative Agent prior to the Restatement Effective Date pursuant to the Original Credit Agreement.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“Joint Venture Investment” means, with respect to any Affiliated Investor that owns any Contributing Investment Asset (which, for purposes of this definition, shall include Colony Funds Sants so long as Coral Partners owns any Contributing Investment Asset), (a) any loan, advance, extension of credit (by way of guaranty or otherwise) or capital contribution made by any Person to such Affiliated Investor, (b) any purchase by, or issuance to, any Person of any Equity Interests, bonds, notes, debentures or other debt securities of such Affiliated Investor or (c) any other investment made by any Person in such Affiliated Investor.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, at any time, the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents of the Loan Parties held in Distribution Accounts at such time, plus (b) an amount equal to the lesser of (i) the Aggregate Commitments at such time, minus Total Outstandings at such time and (ii) the Maximum Permitted Facility Outstandings at such time, minus Total Outstandings at such time.

“Loan” means a Revolving Loan or a Converted Term Loan, as applicable.

“Loan Documents” means this Agreement, each Note, the Fee Letter, the Collateral Documents, the Management Subordination Agreement, the Guaranty and the Affirmation of Guaranty.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrowers and Guarantors.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Agreement” means the Management Agreement, dated September 29, 2009, among the Manager, the REIT and Colony Financial TRS, LLC, as amended to date, and as the same may be amended, restated, supplemented, modified or replaced after the date of this Agreement solely to the extent such amendment, restatement, supplement, modification or replacement is permitted under Section 7.11(b).

“Management Subordination Agreement” means the Management Subordination Agreement, dated as of the Original Closing Date, among the REIT, Colony Financial TRS, LLC, the Manager and the Administrative Agent.

“Manager” means Colony Financial Manager, LLC, a Delaware limited liability company.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities or financial condition of the Borrowers and their Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material adverse effect upon (x) the Collateral, (y) the Investment Assets and the Collateral, taken as a whole, or (z) the validity, enforceability, perfection or priority of the Administrative Agent’s Liens on the Collateral.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party which involves aggregate consideration payable to or by such Person of $500,000 or more in any year or otherwise material to the business, assets or financial condition of such Person.

“Maturity Date” means the later of (a) the Revolver Maturity Date or (b) if any Revolving Loans are converted to Converted Term Loans in accordance with Section 2.05(a), the Converted Term Loan Maturity Date.

“Maximum Permitted Facility Outstandings” means, as of any date, the maximum amount of Total Outstandings that could be outstanding on such date such that the Total Facility Outstandings to Consolidated Cash Income Ratio on such date would equal 3.50 to 1.00.

“MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means (a) with respect to any issuance and sale by the REIT of any its Equity Interests, the excess of (i) the sum of the cash and cash equivalents received by the REIT in connection with such issuance and sale, less (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by the REIT in connection with such issuance or sale and (b) with respect to any Investment Asset Payment, the cash proceeds received by the applicable Loan Party in respect thereof.

“New Lender Joinder” has the meaning specified in Section 2.13(c).

“Non-Controlled Subsidiary” means each Subsidiary in which the REIT and/or its Wholly-Owned Subsidiaries (i) directly, indirectly or beneficially own more than 50% but less than 75% of the Equity Interests of such Subsidiary having ordinary voting power for the election of directors or members of any other governing body of such Subsidiary, (ii) do not have the power and authority to elect or appoint more than a majority of the directors or members of any other governing body of such Subsidiary and (iii) do not have voting, approval, veto or other similar rights with respect to matters involving the management, operations or actions of such Person that are more expansive than those of the REIT and its Wholly-Owned Subsidiaries set forth in the Organization Documents (as in effect on the Restatement Effective Date) of the entities listed on Schedule III. In addition, in order for any Subsidiary to constitute a Non-Controlled Subsidiary, the Administrative Agent shall have received a certificate signed by a Responsible Officer of the REIT designating such Subsidiary as a “Non-Controlled Subsidiary” and certifying that each of the provisions set forth in clauses (i) – (iii) of the prior sentence of this definition are true and correct with respect to such Subsidiary.

“Non-Recourse Indebtedness” means Indebtedness of a Person as to which no Loan Party (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), in each case except for typical and customary exceptions for bankruptcy filings, fraud, misrepresentation, misapplication of cash, waste, failure to pay taxes, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse or tax-exempt financings of real estate.

“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means, collectively, (i) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (ii) all indebtedness, liabilities, duties, indemnities and obligations of any Loan Party owing to Bank of America or any Affiliate of Bank of America in connection with or relating to any Distribution Account maintained by such Loan Party at Bank of America or such Affiliate, including, without limitation, those arising under all instruments, agreements or other documents executed in connection therewith or relating thereto.

“OFAC” has the meaning set forth in the definition of “Embargoed Person.

“Operating Partnership” means a limited liability company or limited partnership formed by the REIT after the Restatement Effective Date and organized under the laws of any State of the United States that satisfies each of the following conditions: (a) the REIT shall have provided the Administrative Agent and the Lenders with at least 10 Business Days prior written notice of its intention to form such entity, together with a draft of the proposed Organization Documents of such entity and any other information regarding such entity that the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request, (b) the REIT shall be the sole general partner (in the case of a proposed Operating Partnership that is a limited partnership) or the sole managing member (in the case of a proposed Operating Partnership that is a limited liability company), as applicable, (c) the Administrative Agent shall have approved in writing the Organization Documents of the proposed Operating Partnership, (d) substantially concurrently with its formation, the proposed Operating Partnership shall have become a Borrower and provided such documents and agreements as required under Section 6.12(c) and (e) immediately following the proposed Operating Partnership becoming a Borrower and a party to the Pledge and Security Agreement in accordance with Section 6.12(c), the REIT shall have transferred all of the Equity Interests of each of its Subsidiaries owned directly by the REIT to the proposed Operating Partnership pursuant to Section 7.05(e).

“Original Credit Agreement” has the meaning specified in the first recital hereto.

“Original Closing Date” means September 16, 2010.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by a Borrower and any ERISA Affiliate and is either subject to Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” shall mean a certificate in the form of Exhibit G-1 or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit G-2 or any other form approved by the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of a Loan Party or any ERISA Affiliate or any such Plan to which a Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledge and Security Agreement” means the Amended and Restated Pledge and Security Agreement between the Loan Parties and the Administrative Agent, substantially in the form of Exhibit F.

“Pledged Affiliate” means a corporation, limited liability company, partnership or other legal entity in which a Wholly-Owned Loan Party directly owns all or a portion of its equity interests, in each case so long as all of the equity interests owned by such Wholly-Owned Loan Party in such Person are pledged as Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents.

“Pledged Percentage” means, with respect to any Investment Asset owned directly or indirectly by an FDIC Restricted Issuer at any time, the ratio (expressed as a percentage) of (i) the percentage of Equity Interests of such FDIC Restricted Issuer owned by the Loan Parties at such time that are pledged in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents to (ii) the percentage of Equity Interests of such FDIC Restricted Issuer owned by the Loan Parties at such time.

“Projected Cash Income” means, with respect to any Certified Contributing Investment Asset, the amount of Cash Income that the REIT reasonably determines (based solely on the loan documentation or other applicable written agreements relating to such Contributing Investment Asset) will be received by the Wholly-Owned Loan Parties in respect of such Certified Contributing Investment Asset during the fiscal quarter of the REIT in which such Certified Contributing Investment Asset becomes a Contributing Investment Asset.

“Qualifying Criteria” has the meaning specified in clause (a) of the proviso to the definition of “Consolidated Cash Income”.

“Quarterly Payment Date” means each date occurring three (3) months after the Revolver Maturity Date (or if such date is not a Business Day, the immediately preceding Business Day).

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Removal Excess Cash Flow Requirements” shall have the meaning specified in Section 2.15(e).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Revolving Loans has been terminated, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Effective Date” has the meaning specified in Section 4.01.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the REIT or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the REIT’s stockholders, partners or members (or the equivalent Person thereof).

“Revolver Maturity Date” means August 30, 2013.

“Revolving Loan” has the meaning specified in Section 2.01.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means, with respect to any Person, all Indebtedness of such Person that is secured in whole or in part by a lien, pledge, encumbrance, security interest or other Lien.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the REIT and its Consolidated Subsidiaries as of that date determined in accordance with GAAP.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of REIT substantially in the form of Exhibit H.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Specified Deposit Accounts” has the meaning specified in Section 2.15(b)(vi).

“Specified Disposition” has the meaning specified in Section 7.05(g).

“Specified GAAP Reportable B Loan Transaction” means a transaction involving either (i) the sale by the REIT, any Subsidiary or any Affiliated Investor of the portion of an Investment Asset consisting of an “A-Note”, and the retention by the REIT, its Subsidiaries and the Affiliated Investors of the portion of such investment asset consisting of a “B-Note”, which transaction is required to be accounted for under GAAP as a “financing transaction” or (ii) the acquisition by the REIT, any of its Subsidiaries or any Affiliated Investor of an Investment Asset consisting of a “b-piece” in a securitization facility, which transaction under GAAP results in all of the assets of the trust that is party to the securitization facility, and all of the bonds issued by such trust under such securitization facility that are senior to the “b-piece”, to be consolidated on the REIT’s consolidated balance sheet as assets and liabilities, respectively.

“Specified Investment Asset” means an Investment Asset that has contributed more than 5% of the positive Cash Income to the calculation of the Annualized Consolidated Cash Income component of the Total Facility Outstandings to Consolidated Cash Income Ratio as of the then most recent Certificate Date.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided, however, that notwithstanding the foregoing, no Designated Joint Venture shall constitute a Subsidiary of the REIT hereunder. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the REIT.

“Super Majority Owned Subsidiary” shall mean a Subsidiary of the REIT in which the REIT and/or its Wholly-Owned Subsidiaries collectively own more than 89% but less than 100% of the issued and outstanding Equity Interests of such Subsidiary.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $ 15,000,000.

“Total Asset Value” means, as of any date, the book value of the total assets of the REIT and its Consolidated Subsidiaries on such date as determined in accordance with GAAP; provided, that solely for purposes of calculating the Consolidated Leverage Ratio, Total Asset Value shall (i) also include the Consolidated Group Pro Rata Share of the book value of the total assets of each Unconsolidated Affiliate on such date as determined in accordance with GAAP, but exclude the Consolidated Group Pro Rata Share of the book value of the total equity of each Unconsolidated Affiliate that is already accounted for in the total assets of the REIT and its Consolidated Subsidiaries on such date as determined in accordance with GAAP, (ii) exclude any asset value attributable to a Specified GAAP Reportable B Loan Transaction and (iii) solely with respect to the book value of the total assets of any Consolidated Minority-Owned Subsidiary, only include the Consolidated Group Pro Rata Share of the book value of such total assets.

“Total Facility Outstandings to Consolidated Cash Income Ratio” means, as of any date of determination, the ratio of (i) Total Outstandings as of such date to (ii) Annualized Consolidated Cash Income as of such date.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Type” means with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable United States jurisdiction.

“Unconsolidated Affiliate” means, at any date, any Person (x) in which the REIT or any of its Consolidated Subsidiaries, directly or indirectly, holds an Equity Interest, which investment is accounted for in the consolidated financial statements of the REIT on an equity basis of accounting and (y) whose financial results are not consolidated with the financial results of the REIT and its Consolidated Subsidiaries under GAAP.

“United States” and “U.S.” mean the United States of America.

“Weighted Average Maturity” means, at any time, the average time to maturity of all Contributing Investment Assets at such time, taken together, weighted based on the amount of Cash Income contributed by each such Contributing Investment Asset to the calculation of the Annualized Consolidated Cash Income component of the Total Facility Outstandings to Consolidated Cash Income Ratio at such time.

“Wholly-Owned Loan Parties” means, collectively, each Loan Party that is a Wholly-Owned Subsidiary of the REIT.

“Wholly-Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose Equity Interests (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person have a 100% equity interest at such time.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the REIT and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the REIT and its Subsidiaries or to the determination of any amount for the REIT and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the REIT is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II. THE COMMITMENTS AND LOANS

2.01 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans (each such loan, a “Revolving Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 12:00 noon three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) 11:00 a.m. on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrowers wish to request Eurodollar Rate Loans having an Interest Period of twelve months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 noon four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 noon, three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrowers (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrowers pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of each Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a

Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrowers fail to specify a Type of Loan in a Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the first Borrowing to occur on or after the Restatement Effective Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six Interest Periods in effect with respect to Committed Loans.

2.03 Prepayments.

(a) Optional. The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 noon (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.14, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) Mandatory. (i) If for any reason the Total Outstandings at any time prior to the Revolver Maturity Date exceeds the Aggregate Commitments then in effect, the Borrowers shall immediately prepay Revolving Loans in an aggregate amount equal to such excess.

(ii) Upon the issuance and sale by the REIT of any of its Equity Interests, the REIT shall prepay the Loans in an amount equal to 100% of the Net Cash Proceeds received by the REIT in respect thereof; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, the REIT may use all or a portion of such Net Cash Proceeds to (A) pay operating expenses of the Loan Parties due and payable at the time of, or anticipated to become due and payable within sixty (60) days of, such sale or issuance of its Equity Interests and/or (B) make dividends or other distributions in an amount not to exceed the amount required for the REIT to eliminate 110% of its taxable income at the time of such sale or issuance of its Equity Interests or otherwise required for the REIT to maintain its tax status as a real estate investment trust, in the case of each of clauses (A) and (B), so long as (x) the REIT delivers to the Administrative Agent a certificate signed by a Responsible Officer of the REIT certifying the amount of such Net Cash Proceeds permitted to be used for the purposes set forth in clauses (A) and (B), together with a detailed calculation thereof and (y) such Net Cash Proceeds are used for such purposes within sixty (60) days after the date of such sale or issuance of its Equity Interests.

(iii) Upon receipt by any Loan Party of any Net Cash Proceeds from an Investment Asset Payment, the Borrowers shall prepay the Loans in an amount equal to 100% of such Net Cash Proceeds; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, the REIT may use all or a portion of such Net Cash Proceeds to (A) pay operating expenses of the Loan Parties due and payable at the time of, or anticipated to become due and payable within one hundred-twenty (120) days of, such Investment Asset Payment and/or (B) make dividends or other distributions in an amount not to exceed the amount required for the REIT to eliminate 110% of its taxable income at the time of such Investment Asset Payment or otherwise required for the REIT to maintain its tax status as a real estate investment trust, in the case of each of clauses (A) and (B), so long as (x) the REIT delivers to the Administrative Agent a certificate signed by a Responsible Officer of the REIT certifying the amount of such Net Cash Proceeds permitted to be used for the purposes set forth in clauses (A) and (B) together with a detailed calculation thereof and (y) such Net Cash Proceeds are used for such purposes within one hundred-twenty (120) days after the date of such Investment Asset Payment.

2.04 Termination or Reduction of Commitments. The Borrowers may, upon written notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments and (iv) the Borrowers shall pay any amounts required to be paid under Section 3.05 resulting from any prepayment of Revolving Loans made in connection with such termination or reduction of Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.05 Term Loan Conversion; Repayment of Converted Term Loans.

(a) Conversion of Revolving Loans to Converted Term Loan. In the event that there are any Revolving Loans outstanding on the Revolver Maturity Date, such Revolving Loans shall automatically convert to term loans (each, a “Converted Term Loan”) on such date and the Commitments shall automatically terminate. Upon the conversion of the Revolving Loans to Converted Term Loans, each Lender shall be deemed to hold its Applicable Percentage of each of the Converted Term Loans. Each Converted Term Loan shall continue to bear interest at the same rate as, and contain such other terms that are identical to, the Revolving Loan from which such Converted Term Loan was converted (including, in the case of a Converted Term Loan that was converted from a Revolving Loan that was a Eurodollar Rate Loan at the time of conversion, the same Interest Period applicable to such Revolving Loan at the time of conversion); provided, however that (i) amounts paid or prepaid in respect of Converted Term Loans may not be reborrowed and (ii) the Borrowers shall be required to repay the principal amount of the Converted Term Loans in the amounts, and at such times, as provided in Section 2.05(b).

(b) Amortization of Converted Term Loans. The Borrowers shall make a scheduled repayment of the aggregate outstanding principal amount of the Converted Term Loans on each Quarterly Payment Date, in an amount equal to 25% of the aggregate principal amount of Converted Term Loans outstanding on the Revolver Maturity Date (after giving effect to the conversion of Revolving Loans to Converted Term Loans on such date). To the extent not previously paid, all Converted Term Loans shall be due and payable on the Converted Term Loan Maturity Date.

2.06 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date (or, in the case of a Converted Term Loan, the conversion date) at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until such amount is paid in full.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until such amount is paid in full.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws until such Event of Default is cured or waived by the requisite Lenders.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) Daily Unused Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, the Daily Unused Fee. The Daily Unused Fee shall be calculated and shall accrue on each day during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, and on the last day of the Availability Period.

(b) Other Fees. (i) The Borrowers shall pay to MLPF&S and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If for any reason (i) the Consolidated Leverage Ratio as calculated by the REIT as of the last day of any fiscal quarter of the REIT was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent, for the account of the Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under 2.06(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.09 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative

Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers jointly and severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such

Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Revolving Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the Revolving Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Revolving Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Revolving Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Revolving Loan in any particular place or manner.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the

Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the REIT or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.12 Intentionally Omitted.

2.13 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon written notice to the Administrative Agent, the Borrowers may from time to time request an increase in the Aggregate Commitments by an amount (in the aggregate for all such requests) not exceeding $75,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Borrowers may make a maximum of three such requests, (iii) any such request must be received by the Administrative Agent at least eleven (11) Business Days prior to the date of the requested increase in the Aggregate Commitments (which requested effective date for the increase in the Aggregate Commitments shall in any event be at least one day prior to the Revolver Maturity Date) and (iv) the written consent of the Administrative Agent (which consent shall be determined in the Administrative Agent’s sole discretion) shall be required for any such increase in the Aggregate Commitments. If the Administrative Agent consents to the Borrowers’ request for an increase in the Aggregate Commitments, the Administrative Agent shall promptly inform the Lenders of such request made by the Borrowers. On or prior to the time that the Administrative Agent informs the Lenders of the Borrowers’ request for an increase in the Aggregate Commitments, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Borrowers may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel (a “New Lender Joinder Agreement”).

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase; provided, that in no event shall any Increase Effective Date occur after the day prior to the Revolver Maturity Date. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As conditions precedent to such increase, (i) the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that (1) such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (2) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification and (3) that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists and (ii) the Administrative Agent shall have received (x) a New Lender Joinder Agreement duly executed by the Borrowers and each Eligible Assignee that is becoming a Lender in connection with such increase, which New Lender Joinder Agreement shall be acknowledged by the Administrative Agent and (y) written confirmation from each existing Lender, if any, participating in such increase of the amount by which its Commitment will be increased. The Borrowers shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

2.14 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Revolving Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Revolving Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any Daily Unused Fee pursuant to Section 2.07(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrowers and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.15 Collateral; Distribution Accounts; Additional Joint Venture Investments; Notices of Certain Adverse Events Impacting Consolidated Cash Income; Removal by REIT of Investment Assets from the Pool of Contributing Investment Assets.

(a) Collateral. The obligations of the Borrowers and Guarantors under the Loan Documents shall be secured by a perfected first priority security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral.

(b) Distribution Accounts.

(i) Each Wholly-Owned Loan Party shall irrevocably instruct each Affiliated Investor that owns any Contributing Investment Asset to make any and all Distributions from such Affiliated Investor to any Wholly-Owned Loan Party that directly owns any Equity Interests of such Affiliated Investor into one or more deposit accounts or securities accounts, as applicable, that is subject to a Control Agreement and maintained by such Wholly-Owned Loan Party at Bank of America or an Affiliate thereof (each such deposit account and securities account, a “Distribution Account”). If, despite such instructions, any Distribution is received by a Wholly-Owned Loan Party in contravention of the prior sentence, such Wholly-Owned Loan Party shall receive such Distribution in trust for the benefit of the Administrative Agent, shall segregate such Distribution from all other funds of such Wholly-Owned Loan Party, and shall within two (2) Business Days following receipt thereof cause such Distribution to be deposited into a Distribution Account.

(ii) The REIT shall irrevocably instruct Colony Funds Sants to make any and all Distributions from Colony Funds Sants to the REIT into a Distribution Account of the REIT. If, despite such instructions, any Distribution is received by the REIT in contravention of the prior sentence, the REIT shall receive such Distribution in trust for the benefit of the Administrative Agent, shall segregate such Distribution from all other funds of the REIT, and shall within two (2) Business Days following receipt thereofcause such Distribution to be deposited into a Distribution Account of the REIT.

(iii) Each Wholly-Owned Loan Party that owns and holds any Contributing Investment Asset shall promptly (and in any event within two (2) Business Days) deposit any and all payments and other amounts received by such Wholly-Owned Loan Party relating to such Contributing Investment Asset (including, without limitation, all payments of principal, interest, fees, indemnities or premiums in respect of such Contributing Investment Asset, and all proceeds from the sale or other disposition of, or from any exercise of any rights or remedies with respect to, such Investment Asset) into a Distribution Account.

(iv) Notwithstanding anything to the contrary contained herein (and in any event subject to the Borrowers’ continuing compliance with the minimum Liquidity covenant set forth in Section 7.12(d)), if at any time (x) any one or more Investment Assets that individually or in the aggregate contributed more than 5% of Cash Income to the Annualized Consolidated Cash Income component of the Total Facility Outstandings to Consolidated Cash Income Ratio as of the then most recent Certificate Date cease to be Contributing Investment Assets and (y) the Total Outstandings exceed zero, the Wholly-Owned Loan Parties shall not be permitted to (i) remove any amounts on deposit in any Distribution Account relating to such Investment Asset(s) or (ii) direct any distributions or other payments owing to any Wholly-Owned Loan Party in respect of such Investment Asset(s) to an account other than a Distribution Account, in each case except to the extent such amounts, distributions or other payments are utilized to repay outstanding Loans, unless and until the Loan Parties have delivered to the Administrative Agent and the Lenders a Facility Outstandings Compliance Certificate showing that the Borrowers are in pro forma compliance with the Total Facility Outstandings to Consolidated Cash Income Ratio covenant set forth in Section 7.12(e) immediately after giving pro forma effect to the removal of such Investment Asset’s contribution to Annualized Consolidated Cash Income.

(v) If, within thirty (30) days prior to the Converted Term Loan Maturity Date, the REIT has not provided the Administrative Agent with evidence satisfactory to the Administrative Agent that the Borrowers (i) will have sufficient cash on hand to repay all of the Converted Terms Loans and other outstanding Obligations on the Converted Term Loan Maturity Date and/or (ii) have obtained a commitment, from a financing source reasonably acceptable to the Administrative Agent and containing conditions which are reasonably satisfactory to the Administrative Agent, providing the Borrowers with sufficient funds to repay all of the Converted Terms Loans and other outstanding Obligations on the Converted Term Loan Maturity Date, then control of all Distribution Accounts will come under the sole discretion of the Administrative Agent and the Loan Parties’ access to amounts on deposit in the Distribution Accounts will at all times thereafter be subject to the sole discretion of the Administrative Agent until payment in full in cash of all of the Obligations and termination of this Agreement; provided, however, that (i) so long as no Default or Event of Default has occurred and is continuing, the Loan Parties will be permitted to receive cash from the Distribution Accounts in such amounts that are necessary for the Loan Parties to pay essential operating expenses (as such essential operating expenses become due and payable) and (ii) so long as no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing, the Loan Parties will be permitted to receive cash from the Distribution Accounts in such amounts that are necessary to be distributed by the REIT in order for the REIT to maintain its status as a real estate investment trust.

(c) Additional Joint Venture Investments. Each Borrower hereby agrees that, so long any Investment Asset of an Affiliated Investor is a Contributing Investment Asset, no additional Joint Venture Investments shall be made in such Affiliated Investor by any Person unless each of the following conditions precedent are satisfied:

(i) Within ten (10) Business Days prior to any such additional Joint Venture Investment being made, the Administrative Agent and the Lenders shall have received (x) a written notice, executed by a Responsible Officer of the REIT, describing such Joint Venture Investment in reasonable detail (including, without limitation, the Person(s) making such Joint Venture Investment, the amount and form thereof and the intended use of the proceeds thereof) and (y) a Facility Outstandings Compliance Certificate executed by a Responsible Officer of the REIT setting forth a pro forma calculation of the Total Facility Outstandings to Consolidated Cash Income Ratio immediately after giving effect to such Joint Venture Investment (including, without limitation, (A) any adjustments to such ratio resulting from the Loan Parties’ percentage ownership of the Equity Interests of such Affiliated Investor being increased or decreased in connection therewith and/or (B) the removal from the calculation of Consolidated Cash Income of the Cash Income from all Investment Assets of such Affiliated Investor, to the extent such Joint Venture Investment is in the form of a loan to such Affiliated Investor or otherwise results in such Affiliated Investor owing any Indebtedness to any Person).

(ii) The Administrative Agent and the Required Lenders shall have the right, in their reasonable discretion, to make adjustments to the calculation of the Total Facility Outstandings to Consolidated Cash Income Ratio set forth in the Facility Outstandings Compliance Certificate delivered pursuant to Section 2.15(c)(i) above to reflect (x) any actual or potential reduction or dilution in the Loan Parties’ percentage ownership of such Affiliated Investor resulting from such Joint Venture Investment and/or (y) any other effects of such Joint Venture Investment that have, or could result in, a reduction or dilution of the Loan Parties right to receive Distributions from, or any of their other rights or interests in, such Affiliated Investor (including, without limitation, the effects of any such Joint Venture Investment in the form of an equity investment with a liquidation preference or a preferred rate of return), in each case to the extent not otherwise already reflected in such certificate. Any such adjustments to the calculation of the Total Facility Outstandings to Consolidated Cash Income Ratio shall be provided by the Administrative Agent to the REIT within five (5) Business Days after the Administrative Agent’s and Lenders’ receipt of the Facility Outstandings Compliance Certificate delivered pursuant to Section 2.15(c)(i) above (whereupon, the Borrowers shall, on or prior to the consummation of such Joint Venture Investment, deliver an updated certificate reflecting such adjustments).

(iii) If, after giving effect to such Joint Venture Investment, the Borrowers would not be in pro forma compliance with the Total Facility Outstandings to Consolidated Cash Income Ratio covenant set forth in Section 7.12(e) (giving effect to any adjustments made by the Administrative Agent and/or the Required Lenders pursuant to Section 2.15(c)(ii) above), the Borrowers shall, simultaneously with or prior to the consummation of such Joint Venture Investment, repay Loans in an amount necessary to eliminate such excess.

(d) Notices of Certain Adverse Events Impacting Consolidated Cash Income.

(i) If at any time any Contributing Investment Asset Material Default occurs in respect of any one or more Contributing Investment Assets which have, individually or in the aggregate, contributed more than 5% of Cash Income to the Annualized Consolidated Cash Income component of the Total Facility Outstandings to Consolidated Cash Income Ratio as of the then most recent Certificate Date, then (a) the REIT shall promptly (and in any event within three (3) Business Days) upon the occurrence thereof (i) provide the Administrative Agent and the Lenders written notice thereof and (ii) provide the Administrative Agent and the Lenders with a Facility Outstandings Compliance Certificate setting forth a pro forma calculation of the Total Facility Outstandings to Consolidated Cash Income Ratio (with the Annualized Consolidated Cash Income component of such ratio being calculated immediately after giving effect to the removal of all Cash Income from the Investment Asset(s) subject to such Contributing Investment Asset Material Default(s)) and (b) to the extent such Facility Outstandings Compliance Certificate shows that the Borrowers would not be in pro forma compliance with the Total Facility Outstandings to Consolidated Cash Income Ratio covenant set forth in Section 7.12(e) immediately after giving pro forma effect to such Contributing Investment Asset Material Default, the Borrowers shall immediately repay Loans outstanding in an amount necessary for the Borrowers to be in pro forma compliance with such covenant (and the REIT shall submit a new Facility Outstandings Compliance Certificate to the Administrative Agent and the Lenders containing a calculation of the Total Facility Outstandings to Consolidated Cash Income Ratio demonstrating such pro forma compliance).

(ii) If at any time (x) a restructuring (including an amendment to applicable loan documentation, but excluding a restructuring constituting a Contributing Investment Asset Material Default) occurs in respect of any one or more Contributing Investment Assets which have, individually or in the aggregate, contributed more than 5% of Cash Income to the Annualized Consolidated Cash Income component of the Total Facility Outstandings to Consolidated Cash Income Ratio as of the then most recent Certificate Date and (y) such restructuring would reasonably be expected to result in a reduction in the Cash Income that will be received by the Loan Parties in respect of such Contributing Investment Asset(s) during the then current fiscal quarter of the REIT, then (a) the REIT shall promptly (and in any event within three (3) Business Days) upon the occurrence thereof (i) provide the Administrative Agent and the Lenders written notice thereof and (ii) provide the Administrative Agent and the Lenders with a Facility Outstandings Compliance Certificate setting forth a pro forma calculation of the Total Facility Outstandings to Consolidated Cash Income Ratio (immediately after giving effect to any reduction to Annualized Consolidated Cash Income resulting from such restructuring) and (b) to the extent such Facility Outstandings Compliance Certificate shows that the Borrowers would not be in pro forma compliance with the Total Facility Outstandings to Consolidated Cash Income Ratio covenant set forth in Section 7.12(e) immediately after giving pro forma effect to such restructuring, the Borrowers shall immediately repay Loans outstanding in an amount necessary for the Borrowers to be in pro forma compliance with such covenant (and the REIT shall submit a new Facility Outstandings Compliance Certificate to the Administrative Agent and the Lenders containing a calculation of the Total Facility Outstandings to Consolidated Cash Income Ratio demonstrating such pro forma compliance).

(iii) The Administrative Agent or the Required Lenders (by notice to the Administrative Agent) shall have the right, in their sole discretion, to require that the REIT provide a Facility Outstandings Compliance Certificate if at any time any event or circumstance occurs in respect of any one or more Contributing Investment Assets which have, individually or in the aggregate, contributed more than 5% of Cash Income to the Annualized Consolidated Cash Income component of the Total Facility Outstandings to Consolidated Cash Income Ratio as of the then most recent Certificate Date (or any of the obligors thereon) that the Administrative Agent or the Required Lenders reasonably determine to be materially adverse to such Contributing Investment Asset(s) or the applicable Affiliated Investor(s). To the extent any Facility Outstandings Compliance Certificate delivered pursuant to the prior sentence shows that the Borrowers would not be in pro forma compliance with the Total Facility Outstandings to Consolidated Cash Income Ratio covenant set forth in Section 7.12(e), the Borrowers shall immediately repay Loans outstanding in an amount necessary for the Borrowers to be in pro forma compliance with such covenant (and the REIT shall submit a new Facility Outstandings Compliance Certificate to the Administrative Agent and the Lenders containing a calculation of the Total Facility Outstandings to Consolidated Cash Income Ratio demonstrating such pro forma compliance).

(e) Removal by REIT of Investment Assets from the Pool of Contributing Investment Assets. The REIT may, by providing at least five (5) Business Days’ prior written notice to the Administrative Agent and the Lenders, elect to have any Investment Asset that is then a Contributing Investment Asset cease to be a Contributing Investment Asset (a “Removal Election”); provided, that (i) in the case of any such Removal Election that occurs prior to the Revolver Maturity Date, there are at least seven (7) Investment Assets remaining after giving effect to such Removal Election that have contributed positive Cash Income to the calculation of the Annualized Consolidated Cash Income component of the Total Facility Outstandings to Consolidated Cash Income Ratio for the then most recently ended fiscal quarter of the REIT, with no single remaining Investment Asset contributing more than 30% of total Cash Income to such Annualized Consolidated Cash Income component (such requirements being referred to herein as the “Removal Excess Cash Flow Requirements”), except in each case to the extent that either (A) there are no Revolving Loans outstanding at the time of such Removal Election or (B) the Administrative Agent and the Required Lenders otherwise consent to such election in writing, (ii) on the date of such Removal Election, the Borrowers shall have submitted to the Administrative Agent and the Lenders a certificate (a “Removal Election Compliance Certificate”) executed by a Responsible Officer of the REIT (A) certifying to the Administrative Agent and the Lenders that immediately before and after giving effect to such Removal Election, no Default or Event of Default has occurred and is continuing and (B) setting forth a pro forma calculation of the Total Facility Outstandings to Consolidated Cash Income Ratio (immediately after giving effect to such Removal Election) and (iii) to the extent such Removal Election Compliance Certificate shows that the Borrowers would not be in pro forma compliance with the Total Facility Outstandings to Consolidated Cash Income Ratio covenant set forth in Section 7.12(e) immediately after giving pro forma effect to the Removal Election, the Borrowers shall, simultaneously with or prior to the consummation of such election, repay

Loans in an amount necessary for the Borrowers to be in pro forma compliance with such covenant (and the REIT shall submit a new Removal Election Compliance Certificate to the Administrative Agent and the Lenders demonstrating such pro forma compliance).

Notwithstanding anything to the contrary contained herein or otherwise, in the event that any Removal Election made in compliance with Section 2.15(e) does not (and pursuant to clause (i)(A) of the proviso to Section 2.15(e) is not required to) satisfy the Removal Excess Cash Flow Requirements, then following such Removal Election the Borrowers shall not request any Borrowings, and the Lenders shall not be required to make any Loans to the Borrowers, unless and until such time as the Borrowers have delivered a certificate to the Administrative and the Required Lenders, executed by a Responsible Officer of the REIT, (a) certifying that one or more Affiliated Investors own at least seven (7) Investment Assets that have contributed positive Cash Income to the calculation of the Annualized Consolidated Cash Income component of the Total Facility Outstandings to Consolidated Cash Income Ratio for the then most recently ended fiscal quarter of the REIT, with no single Investment Asset contributing more than 30% of total Cash Income to such Annualized Consolidated Cash Income component and (b) containing a reasonably detailed calculation of same.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes. If, however, applicable Laws require the applicable withholding agent to withhold or deduct any Indemnified Taxes (including Other Taxes), such Tax shall be withheld or deducted in accordance with such Laws as determined in good faith by the applicable withholding agent.

(ii) If the applicable withholding agent shall be required by applicable Laws to withhold or deduct any Indemnified Taxes or Other Taxes, from any payment, then (A) the applicable withholding agent shall withhold or make such deductions, (B) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (C) the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or all required deductions (including deductions applicable to additional sums payable under this Section) have been made, the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the relevant Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby, indemnify the Administrative Agent and each

Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) To the extent required by any applicable Law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting the provisions of subsection (a) or (b) above, if any Governmental Authority asserts a claim that any Borrower or the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed or because such Lender failed to notify the Borrowers or the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), then each Lender shall, and does hereby, indemnify and hold harmless the Borrowers and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agent), whether or not such Tax was correctly or legally asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. As soon as practicable, after any payment of Indemnified Taxes or Other Taxes paid by a Loan Party to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Each Lender shall, at such times as are reasonably requested by the Borrowers or the Administrative Agent, provide the Borrowers and the Administrative Agent with any documentation prescribed by Law, or reasonably requested by the Borrowers or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the Borrowers and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrowers and the Administrative Agent of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrowers, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate.

Without limiting the generality of the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of the Borrowers or the Administrative Agent) whichever of the following is applicable:

(I) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for a complete exemption from United States withholding taxes pursuant to the benefits of an income tax treaty to which the United States of America is a party,

(II) two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(III) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit J (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(IV) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN evidencing a complete exemption from United States withholding taxes, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate shall be provided by such Lender on behalf of such beneficial owner(s)),

(V) any other form prescribed by applicable requirements of U.S. federal income tax Law as a basis for claiming a complete exemption from U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit the Borrowers and the Administrative Agent to determine the withholding or deduction required to be made, or

(VI) any certificate, report, disclosure, document or agreement required by Sections 1471-1474 of the Code or any amended or successor version of such provisions (including evidence of any agreement of any Lender or the Administrative Agent (or any financial institution through which any payment is made to such Lender or the Administrative Agent) required under such provisions).

Each Lender shall, from time to time after the initial delivery by such Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered expired, obsolete or inaccurate, promptly (1) deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify Administrative Agent and the Borrowers of its inability to deliver any such forms, certificates or other evidence.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund or credit of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of, or credit with respect to, any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section (a “Tax Benefit”), it shall pay to such Loan Party an amount equal to such Tax Benefit (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such Tax Benefit), net of all out-of-pocket expenses (including Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Benefit net of any Taxes payable by the Administrative Agent or Lender), provided that the applicable Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such Tax Benefit to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

(g) Payments made by Administrative Agent. For the avoidance of doubt, any payments made by the Administrative Agent to any Lender shall be treated as payments made by the applicable Loan Party.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement);

(ii) subject any Lender to any change in the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder

(whether of principal, interest or any other amount) then, upon request of such Lender the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity position), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13;

including any loss (other than lost profit) or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV. CONDITIONS PRECEDENT

4.01 Conditions of Effectiveness. This Amended and Restated Credit Agreement shall become effective on and as of the first date (the “Restatement Effective Date”) on which all of the following conditions precedent shall have been satisfied:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, e-mail copies (in a .pdf format) or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Restatement Effective Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Effective Date or such later date as may be agreed to by the Administrative Agent) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Affirmation of Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the REIT;

(ii) a Note duly executed by the Borrowers in favor of each Lender requesting a Note;

(iii) the Pledge and Security Agreement, duly executed by each Loan Party, together with:

(A) certificates or instruments representing the Certificated Securities (as defined in the Pledge and Security Agreement) accompanied by all endorsements and/or powers required by the Pledge and Security Agreement,

(B) acknowledgment copies or stamped receipt copies of proper financing statements, duly filed under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Pledge and Security Agreement, covering the Collateral described in the Pledge and Security Agreement,

(C) completed requests for information listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Pledge and Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby,

(E) Control Agreements with respect to each Distribution Account of a Loan Party, duly executed by each of the parties thereto,

(F) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Pledge and Security Agreement have been taken; and

(G) a Perfection Certificate, in substantially the form of Exhibit H-1, duly executed by the REIT;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi) a favorable opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii) a certificate signed by a Responsible Officer of the Borrower (x) certifying (A) that the conditions specified in Sections 4.02(a) have been satisfied and (B) that there has not occurred a material adverse change in (1) the business, assets or financial condition of (a) the REIT or (b) the REIT, its Subsidiaries and any of the entities in which they have invested directly or indirectly, taken as a whole or (2) the facts and information, taken as a whole, regarding any such entities as heretofore disclosed to the Administrative Agent and the Lenders and (y) attaching copies of the operating agreements, partnership agreements or other applicable organizational documents of (A) each Affiliated Investor in which all or a portion of its Equity Interests are owned directly by a Loan Party, (B) Colony Funds Sants and (C) Coral Partners;

(ix) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(x) completion of all due diligence with respect to the Borrowers, Guarantors, Affiliated Investors, Investment Assets and Collateral in scope and determination satisfactory to the Administrative Agent and Lenders in their sole discretion, including a sampling review of the credit and legal files of the Borrowers, the Guarantors and the Affiliated Investors, review of financial statements and projections, review of governance provisions and review of each Borrower’s underwriting criteria and closing processes as well as its on-going valuation and monitoring methodologies, and other items that Administrative Agent may request;

(xi) the absence of any action, suit, investigation or proceeding, pending or threatened, in any court or before any arbitrator or governmental authority that purports to materially affect any of the Loan Parties, any of their respective Subsidiaries, any Affiliated Investor that owns an Investment Asset or whose Equity Interests are owned (in whole or in part) directly by a Loan Party, or any transaction contemplated hereby, or that could have a material adverse effect on (w) the REIT, (x) the REIT, its Subsidiaries or any of the entities in which they have invested directly or indirectly, taken as a whole, (y) any transaction contemplated hereby or (z) the ability of any Loan Party to perform its obligations under the Loan Documents;

(xii) a Solvency Certificate from the Loan Parties demonstrating that each Loan Party is Solvent;

(xiii) a Compliance Certificate executed by a Responsible Officer of the REIT, giving pro forma effect to the effectiveness of this Agreement;

(xiv) confirmation that the REIT has delivered a written notice to each Departing Lender terminating, as of the date that the other conditions specified in this Section 4.01 are satisfied, all commitments of the Departing Lenders under the Original Credit Agreement, and that all amounts owing (whether or not due) under the Original Credit Agreement and related documents through and including such termination date to each Departing Lender shall have been paid in full; and

(xv) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Restatement Effective Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent and MLPF&S (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Restatement Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

4.02 Conditions to all Revolving Loans. The obligation of each Lender to honor any Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Revolving Loan, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date after giving effect to such qualification and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Revolving Loan or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Loan.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof), except for filings and recordings required under the UCC or (d) the exercise by the Administrative Agent or any Lender in compliance with applicable Laws of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, administration or other laws affecting creditors’ rights generally, or general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the REIT and its Consolidated Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the REIT and its Consolidated Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheets of the REIT and its Consolidated Subsidiaries dated June 30, 2011, and the related consolidated statements of income or operations and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the REIT and its Consolidated Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the REIT and its Consolidated Subsidiaries as of the date of such financial statements, including liabilities for Taxes, material commitments and Indebtedness.

(c) Since the date of the balance sheet included in the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated forecasted balance sheet and statements of income and cash flows of the REIT and its Consolidated Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the REIT’s best estimate of its future financial condition and performance.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of such Borrower after investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against such Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. (a) The Loan Parties and their Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof such Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) None of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the knowledge of the Borrowers, is adjacent to any such property; and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no and to the best knowledge of the Loan Parties and their Subsidiaries never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no asbestos or asbestos-containing material on, at or in any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been Released on, at, under or from any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries in a manner, form or amount which could reasonably be expected to result in material Environmental Liability of any Loan Party or any Subsidiary.

(c) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release of Hazardous Materials at, on, under, or from any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, other than such investigations, assessments and remedial and response actions as could not reasonably be expected to have a Material Adverse Effect; and to the knowledge of the Borrowers and the other Loan Parties, all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner which could not reasonably expected to result in material Environmental Liability to any Loan Party or any of its Subsidiaries.

(d) The Loan Parties and their respective Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in material compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them, except for such Environmental Permits the absence of which could not reasonably be expected to result in a Material Adverse Effect; (iii) are, and within the period of all applicable statutes of limitation have been, in material compliance with all of their Environmental Permits; and (iv) to the extent within the control of the Loan Parties and their respective Subsidiaries, each of their Environmental Permits have been timely renewed and complied with, and the Loan Parties and their respective Subsidiaries have no reason to believe that any additional Environmental Permits that may be required of any of them will not be timely obtained and complied with, without material expense, or that compliance with any Environmental Permit that is or is expected to become applicable to any of them will not be timely attained and maintained, without material expense.

5.10 Insurance. The properties of the REIT and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the REIT, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the REIT or the applicable Subsidiary operates.

5.11 Taxes. The REIT and each of its Subsidiaries have timely filed all federal and state income and other material tax returns and reports required to be filed, and have timely paid all federal, state and other material Taxes (whether or not shown on a tax return), including in its capacity as a withholding agent, levied or imposed upon it or its properties, income or assets otherwise due and payable, except those Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed material tax assessment or other claim against, and no material tax audit with respect to, any Loan Party or any Subsidiary. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement. Except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect, neither any Loan Party nor any of its Subsidiaries has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of such Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of such Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither such Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the adjusted funding target attainment percentage (as defined in Section 436(j)(2) of the Code) is 60% or higher and neither such Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the adjusted funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) neither such Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are delinquent; (iv) neither such Borrower nor any ERISA Affiliate has engaged in a transaction that is subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC.

(d) Neither such Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (A) on the Restatement Effective Date, those listed on Schedule 5.12(d) hereto and (B) thereafter, Pension Plans not otherwise prohibited by this Agreement.

5.13 Subsidiaries; Equity Interests. As of the Restatement Effective Date, no Loan Party has any Subsidiaries or directly owns Equity Interests in any Affiliated Investor or other Person, except as specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries, Affiliated Investors and other Persons have been validly issued and (x) except as disclosed in Part (b) of Schedule 5.13, no additional Investments (whether as a result of a capital call or otherwise) are required by any Loan Party in such Subsidiaries, Affiliated Investors or other Persons and, to the extent applicable, all of the outstanding Equity Interests in such Subsidiaries, Affiliated Investors and other Persons are fully paid and nonassessable and (y) are owned by a Loan Party or a Subsidiary thereof in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens. All of the outstanding Equity Interests in each Loan Party have been validly issued and, except as disclosed in Part (b) of Schedule 5.13 and to the extent applicable, are fully paid and nonassessable. Set forth on Part (c) of Schedule 5.13 is a complete and accurate list, as of the Restatement Effective Date, of (i) all Loan Parties, (ii) all Affiliated Investors that own Contributing Investment Assets and/or whose Equity Interests are owned, in whole or in part, directly by a Loan Party and (iii) the jurisdiction of organization and the address of the principal place of business of each of the Loan Parties, each of the Affiliated Investors referenced in clause (ii) of this sentence, Colony Funds Sants and Coral Partners. Part (d) of Schedule 5.13 sets forth, as of the Restatement Effective Date, (i) the percentage of the Equity Interests of Colony Funds Sants owned by the Loan Parties and (ii) the percentage of the Equity Interests of Coral Partners owned by Colony Funds Sants. As of the Restatement Effective Date, the copy of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(v) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14 Margin Regulations; Investment Company Act.

(a) Such Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing not more than 25% of the value of the assets (either of such Borrower only or of the Borrowers and their Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between such Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) None of the REIT, any Person Controlling the REIT, or any Subsidiary of the REIT is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. Such Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or at the direction of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, such Borrower represents only that such information was prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable at the time.

5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Taxpayer Identification Number. Each Loan Party’s true and correct U.S. taxpayer identification number (or the equivalent thereof, in the case of a Loan Party that is not organized under the laws of the United States, any State thereof or the District of Columbia) is set forth on Schedule 10.02.

5.18 Intellectual Property; Licenses, Etc. The REIT and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of such Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the REIT or any Subsidiary thereof infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of such Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19 Solvency. Each Loan Party is individually, and together with its Subsidiaries on a consolidated basis, Solvent.

5.20 Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.21 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the REIT, any of its Subsidiaries or any ERISA Affiliates as of the Restatement Effective Date and neither the REIT nor any Subsidiary thereof has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.22 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Restatement Effective Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.23 Anti-Money Laundering and Economic Sanctions Laws.

(a) No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or Affiliate (i) has violated or is in violation of any applicable Anti-Money Laundering Law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

(b) No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate that is acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.

(c) Except as otherwise authorized by OFAC, no Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any applicable Economic Sanctions Laws or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

5.24 REIT Status; Stock Exchange Listing. The REIT is qualified as a Real Estate Investment Trust. The shares of common Equity Interests of the REIT are listed on the New York Stock Exchange.

ARTICLE VI. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary thereof to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the REIT (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal year ended December 31, 2011), a consolidated balance sheet of the REIT and its Consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the REIT (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ending September 30, 2011), a consolidated balance sheet of the REIT and its Consolidated Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the REIT’s fiscal year then ended, and the related consolidated statements of cash flows for the portion of the REIT’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the REIT as fairly presenting the financial condition, results of operations and cash flows of the REIT and its Consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event at least 15 days before the end of each fiscal year of the REIT, forecasts prepared by management of the REIT, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the REIT and its Consolidated Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrowers shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ending September 30, 2011), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the REIT (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the REIT by independent accountants in connection with the accounts or books of the REIT or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the REIT, and copies of all annual, regular, periodic and special reports and registration statements which the REIT may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) in the case of any debt securities of any Loan Party or Subsidiary thereof that has an aggregate outstanding principal amount in excess of the Threshold Amount, promptly after the furnishing thereof, copies of any statement or report furnished to any holder of such debt securities pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(g) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary or Affiliated Investor thereof, or compliance with the terms of the Loan Documents, or any information with respect to the Investment Assets, in each case as the Administrative Agent or any Lender may from time to time reasonably request; and

(h) concurrently with the delivery of the financial statements referred to in Section 6.01(b) and within 45 days after the last fiscal quarter of each fiscal year of the REIT, an Investment Asset Report.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the REIT posts such documents, or provides a link thereto on the REIT’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the REIT’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”).

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Borrower or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Borrower or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material adverse development in, any litigation or proceeding affecting any Borrower or any Subsidiary thereof, including pursuant to any applicable Environmental Laws (but excluding administrative proceedings before any Governmental Authority in the ordinary course of business, such as permit renewals and issuances);

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the REIT setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. (a) Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (i) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien) and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (ii) all lawful claims which, if unpaid, would by law become a Lien (other than Liens permitted under Section 7.01) upon its property; and (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; and (b) timely file all material tax returns required to be filed.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrowers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Borrower or such Subsidiary, as the case may be, and each Affiliated Investor; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice; and provided, further, that so long as no Event of Default exists, the Administrative Agent and each Lender shall each be permitted to make only one (1) such office visit per fiscal year of the Borrowers.

6.11 Use of Proceeds. Use the proceeds of the Loans only to finance the investment activities of the Borrowers, to provide working capital and for other general corporate purposes not in contravention of any Law or of any Loan Document.

6.12 Additional Collateral; Additional Loan Parties.

(a) Additional Collateral. With respect to any property acquired after the Restatement Effective Date that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject (including, without limitation, (x) all Equity Interests held by any Loan Party party to the Pledge and Security Agreement in any newly-formed or acquired Subsidiary of the REIT and (y) all Equity Interests held by any Loan Party party to the Pledge and Security Agreement in any Affiliated Investor), promptly (and in any event within 10 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent shall reasonably deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected in accordance with all applicable Laws, including, without limitation, the delivery of the certificates representing any Equity Interests acquired

(together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests) and the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. The Loan Parties shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties.

(b) Additional Guarantors. With respect to (i) any Person that is or becomes a Super Majority Owned Subsidiary or a Wholly-Owned Subsidiary of the REIT (in each case other than an Excluded Subsidiary) after the Restatement Effective Date or (ii) any Super Majority Owned Subsidiary or Wholly-Owned Subsidiary of the REIT that ceases to be an Excluded Subsidiary after the Restatement Effective Date, promptly (and in any event within 10 days after such Person becomes a Wholly-Owned Subsidiary or a Super Majority Owned Subsidiary or such Wholly-Owned Subsidiary or such Super Majority Owned Subsidiary ceases to be an Excluded Subsidiary) (A) deliver to the Administrative Agent the certificates, if any, representing all of the Equity Interests of such Wholly-Owned Subsidiary or Super Majority Owned Subsidiary owned by the Loan Parties, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, (B) cause such Wholly-Owned Subsidiary or Super Majority Owned Subsidiary, as applicable, to execute a joinder agreement to the Guaranty in form and substance reasonably satisfactory to the Administrative Agent, (C) in the case of any Wholly-Owned Subsidiary, cause such Wholly-Owned Subsidiary to execute a joinder agreement to the Pledge and Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, (D) deliver to the Administrative Agent the items referenced in Section 4.01(a)(iii), (iv), (v) and (vi) with respect to such new Wholly-Owned Subsidiary or Super Majority Owned Subsidiary, as applicable¸ (E) provide the Administrative Agent with the U.S. taxpayer identification for such Wholly-Owned Subsidiary or Super Majority Owned Subsidiary (or the equivalent thereof, in the event such Wholly-Owned Subsidiary or Super Majority Owned Subsidiary is not organized under the laws of the United States, any State thereof or the District of Columbia), (F) deliver to the Administrative Agent a Perfection Certificate Supplement and (G) take all other actions reasonably necessary or advisable in the opinion of the Administrative Agent to cause the Lien created by the Pledge and Security Agreement to be duly perfected in accordance with all applicable Laws.

(c) Operating Partnership. If the Operating Partnership is formed by the REIT after the Restatement Effective Date, substantially concurrently with its formation (A) deliver to the Administrative Agent the certificates, if any, representing all of the Equity Interests of the Operating Partnership owned by the REIT, together with undated powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the REIT, (B) cause the Operating Partnership to execute a joinder agreement to this Agreement as a co-borrower and a joinder agreement to the Pledge and Security Agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent, (C) deliver to the Administrative Agent the items referenced in Section 4.01(a)(iii), (iv), (v) and (vi) with respect to the Operating Partnership¸ (D) provide the Administrative Agent with the U.S. taxpayer identification of the Operating Partnership, (E) deliver to the Administrative Agent a Perfection Certificate Supplement and (F) take all other actions reasonably necessary or advisable in the opinion of the Administrative Agent to cause the Lien created by the Pledge and Security Agreement to be duly perfected in accordance with all applicable Laws.

6.13 Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary to address all Hazardous Materials at, on, under or emanating from any of properties owned, leased or operated by it in accordance with the requirements of all Environmental Laws; provided, however, that neither such Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14 Further Assurances. Promptly upon the reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the full extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.15 Maintenance of REIT Status; New York Stock Exchange Listing. The REIT will at all times maintain its status as a self-directed, self-administered real estate investment trust in compliance with all applicable provisions of the Code relating to such status. The REIT will also at all times be listed on the New York Stock Exchange.

6.16 Information Regarding Collateral. Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number (or equivalent thereof) or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent not less than ten (10) Business Days’ prior written notice (in the form of certificate signed by a Responsible Officer), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Borrower agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.

6.17 Lien Searches. Promptly following receipt of the acknowledgment copy of any financing statements filed under the Uniform Commercial Code in any jurisdiction by or on behalf of the Secured Parties, deliver to the Administrative Agent completed requests for information listing such financing statement and all other effective financing statements filed in such jurisdiction that name the REIT or any other Loan Party as debtor, together with copies of such other financing statements.

6.18 Material Contracts. Perform and observe all the material terms and provisions of each Material Contract to be performed or observed by it or any other Loan Party or Subsidiary thereof, except to the extent the failure to so perform or observe would not have a Material Adverse Effect.

6.19 Organization Documents of Affiliated Investors. Cause the Organization Documents of each Affiliated Investor to be in form and substance satisfactory to the Administrative Agent (it being agreed that, solely in the case of Organization Documents of an Affiliated Investor that is not a Subsidiary, the form of the Organization Documents attached as Exhibit J hereto is satisfactory to the Administrative Agent).

ARTICLE VII. NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(d) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(f) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(g) Liens securing Indebtedness permitted under Section 7.03(b); provided that (i) such Liens do not at any time encumber any Collateral or any Contributing Investment Asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(h) Liens securing assets or property of any Non-Controlled Subsidiary; and

(i) Liens on any assets or property owned solely by an Excluded Subsidiary securing Non-Recourse Indebtedness of such Excluded Subsidiary;

provided, that notwithstanding the foregoing clauses of this Section 7.01, in no event shall any Liens (other than Liens permitted by clause (a) above) encumber any of the Collateral or any Contributing Investment Asset.

7.02 Investments. Make any Investments, except:

(a) Investments held by a Borrower or a Subsidiary in the form of Cash Equivalents;

(b) Investments of (i) a Borrower in any other Borrower or in any Guarantor, (ii) a Guarantor in any Borrower or any other Guarantor or (iii) a Borrower or Guarantor, directly or indirectly, in any Affiliated Investor so long as the proceeds thereof are used by such Affiliated Investor solely for the purpose of acquiring an Investment Asset and paying costs and expenses related thereto; and

(c) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Non-Recourse Indebtedness of the Loan Parties and their Subsidiaries; provided, that after giving pro forma effect to the incurrence thereof, the Loan Parties are in compliance with the financial covenants contained in Section 7.12;

(c) intercompany loans and advances to the extent expressly permitted under Section 7.02(b); provided that all such intercompany Indebtedness owed by any Loan Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of any applicable promissory notes or an intercompany subordination agreement, in each case, in form and substance reasonably satisfactory to Administrative Agent; and

(d) unsecured Swap Contracts entered into in the ordinary course of business (and not for purposes of speculation) to hedge or mitigate risks related to interest rates or currency exchange rates to which any Loan Party, Subsidiary or Affiliated Investor is exposed in the conduct of its business or the management of its liabilities;

provided, that notwithstanding the foregoing clauses of this Section 7.03, in no event shall any Collateral or any Contributing Investment Asset be subject to or provide support for any Indebtedness (other than Indebtedness permitted under clause (a) above).

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Wholly-Owned Subsidiary of the REIT may merge with (i) a Borrower, provided that such Borrower shall be the continuing or surviving Person or (ii) any one or more other Wholly-Owned Subsidiaries, provided that when any Guarantor is merging with another Wholly-Owned Subsidiary (other than a Borrower), such Guarantor shall be the continuing or surviving Person;

(b) any Wholly-Owned Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Wholly-Owned Subsidiary; provided that (i) if the transferor in such a transaction is a Guarantor, then the transferee must either be a Borrower or a Guarantor and (ii) if the transferor is a Borrower, then the transferee must be a Borrower; and

(c) Dispositions permitted by Section 7.05(d), Section 7.05(e), Section 7.05(f) and Section 7.05(g) shall be permitted.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, or, in the case of a Super Majority Owned Subsidiary or a Wholly-Owned Subsidiary of the REIT, issue, sell or otherwise dispose of any of such Super Majority Owned Subsidiary’s or Wholly-Owned Subsidiary’s Equity Interests to any Person, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of property by any Subsidiary to a Borrower or to a Guarantor;

(c) Dispositions permitted by Section 7.04;

(d) Dispositions of assets (other than Equity Interests of a Super Majority Owned Subsidiary or a Wholly-Owned Subsidiary of the REIT) not constituting (i) a Specified Investment Asset or (ii) Equity Interests of any Affiliated Investor (or of any Person that owns any Equity Interests of any Affiliated Investor) who owns a Specified Investment Asset;

(e) the sale or other Disposition of all, but not less than all, of the issued and outstanding Equity Interests of any Super Majority Owned Subsidiary or Wholly-Owned Subsidiary of the REIT that does not own (i) a Specified Investment Asset or (ii) Equity Interests, directly or indirectly, of any Affiliated Investor that owns a Specified Investment Asset;

(f) the transfer by the REIT to the Operating Partnership of all of the issued and outstanding Equity Interests owned directly by REIT in each of its Subsidiaries and any other assets of the REIT; provided, that such transfer occurs immediately following the Operating Partnership becoming a Borrower and a party to the Pledge and Security Agreement in accordance with Section 6.12(c);

(g) the sale or other Disposition of (x) a Specified Investment Asset or (y) all, but not less than all, of the Equity Interests held, directly or indirectly, by the Loan Parties in any Affiliated Investor that holds one or more Specified Investment Assets (any such Disposition specified in clause (x) or (y) being referred to herein as a “Specified Disposition”); provided, that (i) in the case of any such Specified Disposition that occurs prior to the Revolver Maturity Date, there are at least seven (7) Investment Assets remaining after giving effect to such Specified Disposition that have contributed positive Cash Income to the calculation of the Annualized Consolidated Cash Income component of the Total Facility Outstandings to Consolidated Cash Income Ratio for the then most recently ended fiscal quarter of the REIT, with no single remaining Investment Asset contributing more than 30% of total Cash Income to such Annualized Consolidated Cash Income component (such requirements being referred to herein as the “Disposition Excess Cash Income Requirements”), except in each case to the extent that either (A) there are no Revolving Loans outstanding at the time of such Specified Disposition or (B) the Administrative Agent and the Required Lenders otherwise consent to such Specified Disposition in writing, (ii) on or prior to the date that is three (3) Business Days prior to the date of the proposed Specified Disposition, the Borrowers shall have submitted to the Administrative Agent and the Lenders a certificate (a “Disposition Compliance Certificate”) executed by a Responsible Officer of the REIT (A) certifying to the Administrative Agent and the Lenders that immediately before and after giving effect to such Specified Disposition, no Default or Event of Default has occurred and is continuing and (B) setting forth a pro forma calculation of the Total Facility Outstandings to Consolidated Cash Income Ratio (immediately after giving effect to such Specified Disposition) and (iii) to the extent such Disposition Compliance Certificate shows that the Borrowers would not be in pro forma compliance with the Total Facility Outstandings to Consolidated Cash Income Ratio covenant set forth in Section 7.12(e) immediately after giving pro forma effect to the proposed Specified Disposition, the Borrowers shall, simultaneously with or prior to the consummation of such Specified Disposition, repay Loans in an amount necessary for the Borrowers to be in pro forma compliance with such covenant (and the REIT shall submit a new Disposition Compliance Certificate to the Administrative Agent and the Lenders demonstrating such pro forma compliance).

Notwithstanding anything to the contrary contained herein or otherwise, in the event that any Specified Disposition made in compliance with Section 7.05(g) does not (and pursuant to clause (i)(A) of the proviso to Section 7.05(g) is not required to) satisfy the Disposition Excess Cash Income Requirements, then following such Specified Disposition the Borrowers shall not request any Borrowings, and the Lenders shall not be required to make any Loans to the Borrowers, unless and until such time as the Borrowers have delivered a certificate to the Administrative and the Required Lenders, executed by a Responsible Officer of the REIT, (a) certifying that one or more Affiliated Investors own at least seven (7) Investment Assets that have contributed positive Cash Income to the calculation of the Annualized Consolidated Cash Income component of the Total Facility Outstandings to Consolidated Cash Income Ratio for the then most recently ended fiscal quarter of the REIT, with no single Investment Asset contributing more than 30% of total Cash Income to such Annualized Consolidated Cash Income component and (b) containing a reasonably detailed calculation of same.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that the following shall be permitted:

(a) (i) prior to the formation of the Operating Partnership, each Subsidiary of the REIT may make Restricted Payments to the Borrowers and the Guarantors and (ii) on and after the formation of the Operating Partnership, each Subsidiary of the REIT may make Restricted Payments to the Borrowers (other than the REIT) and the Guarantors;

(b) the REIT and each Subsidiary thereof may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the REIT and each Subsidiary thereof, in addition to distributions permitted by Section 7.06(f), may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) (i) prior to the formation of the Operating Partnership, so long as no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing or would result therefrom, the REIT shall be permitted to declare and pay dividends on its Equity Interests or make distributions with respect thereto in an amount for any fiscal year of the REIT equal to the greater of (x) 95% of the aggregate cumulative Adjusted Net Income of the REIT for such fiscal year and (y) such amount as may be required to eliminate 110% of the REIT’s taxable income as a real estate investment trust or such other amount as is necessary for the REIT to maintain its status as a real estate investment trust under the Code and (ii) on and after the formation of the Operating Partnership, so long as no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing or would result therefrom, the Operating Partnership shall be permitted to declare and pay dividends on its Equity Interests or make distributions with respect thereto in an amount for any fiscal year of the REIT equal to the greater of (x) 95% of the aggregate cumulative Adjusted Net Income of the REIT for such fiscal year and (y) such amount that will result in the REIT receiving the necessary amount of funds required to be distributed to its equityholders in order for the REIT to (A) eliminate 110% of its taxable income as a real estate investment trust or (B) maintain its status as a real estate investment trust under the Code;

(e) so long as no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing or would result therefrom, the REIT shall be permitted to declare and pay dividends on its Equity Interests in an amount equal to, or make distributions to the holders of its Equity Interests of, any amounts received by the REIT pursuant to Section 7.06(d)(ii);

(f) the REIT may make (and following the formation of the Operating Partnership in compliance with Section 7.13(iii), the Operating Partnership may make distributions to the REIT to enable the REIT to make) Restricted Payments constituting purchases or redemptions by the REIT of shares of its common stock, but only to the extent that immediately after giving effect to each such Restricted Payment (i) no Default or Event of Default is then continuing or shall occur, (ii) the Borrowers shall be in compliance with the financial covenants set forth in Section 7.12 on a pro forma basis (calculated as if such Restricted Payment was made on the last day of the fiscal quarter most recently ended for which financial statements have been delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b)) and (iii) the aggregate amount of Restricted Payments made in reliance on this clause (f), together with the aggregate amount of any Restricted Payments made prior to the Restatement Effective Date in reliance on Section 7.05(e) of the Original Credit Agreement, does not exceed $50,000,000; and

(g) Restricted Payments that result from cashless exercises of options or warrants with respect to Equity Interests of the REIT.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (i) transactions between or among the Loan Parties, (ii) Investments and Restricted Payments expressly permitted hereunder and (iii) so long as no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing or would result therefrom, and to the extent permitted under the Management Subordination Agreement, the payment of management fees to the Manager pursuant to the Management Agreement.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary or Affiliated Investor to make Restricted Payments to any Borrower, any Guarantor or any Subsidiary or to otherwise transfer property to any Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrowers under this Agreement or (iii) of a Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(b) solely to the extent any such negative pledge relates to the property (which in any event shall not include Collateral or any Contributing Investment Asset) financed by or the subject of such Indebtedness.

7.10 Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Amendments, Waivers and Terminations of Certain Agreements.

(a) Directly or indirectly, consent to, approve, authorize or otherwise suffer or permit any amendment, change, cancellation, termination or waiver in any respect of (i) the terms of any material Contractual Obligation of a Loan Party or a Subsidiary thereof or (ii) the terms of any Organization Document of any Loan Party, Subsidiary thereof or any Affiliated Investor, in each case other than amendments and modifications that are not adverse in any material respect to the REIT, any of the other Loan Parties, any Subsidiary, the Administrative Agent or the Lenders.

(b) Directly or indirectly, consent to, approve, authorize or otherwise suffer or permit any (i) cancellation, termination or replacement of the Management Agreement, without the prior written consent of the Administrative Agent and the Required Lenders or (ii) amendment, modification or waiver in any respect any of the terms or provisions of the Management Agreement that results in (x) (A) the Manager no longer serving as the “Manager” thereunder, (B) an increase in the amount of any fees payable to the Manager thereunder or (C) any other change in the fee structure set forth in the Management Agreement that is adverse in any respect to the REIT or any of its Subsidiaries, in the case of each of subclauses (A), (B) and (C) of this clause (x), without the prior written consent of the Administrative Agent and the Required Lenders or (y) any other change to the terms and provisions of the Management Agreement that is adverse in any material respect to the REIT or any of its Subsidiaries, without the prior written consent of the Administrative Agent.

7.12 Financial Covenants.

(a) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than the sum of (i) $482,994,000 and (ii) 80% of Net Cash Proceeds received by the REIT from issuances or sales of Equity Interests of the REIT occurring after the Restatement Effective Date.

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Coverage Ratio as of the end of any fiscal quarter of the REIT to be less than 2.75 to 1.00.

(c) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time to be greater than or equal to 0.50 to 1.00.

(d) Minimum Liquidity. Permit Liquidity at any time to be less than the lesser of (i) $15,000,000 and (y) 5% of the Total Asset Value at such time.

(e) Total Facility Outstandings to Consolidated Cash Income Ratio. Permit the Total Facility Outstandings to Consolidated Cash Income Ratio at any time to be greater than 3.50 to 1.00.

(f) Weighted Average Maturity of Contributing Investment Assets. Permit at any time, on an aggregate basis, the Weighted Average Maturity to be less than three years six months.

7.13 Creation or Acquisition of New Subsidiaries. Create, form or acquire any Subsidiary that is not a Wholly-Owned Subsidiary of a Borrower or Guarantor, unless (i) the REIT and/or its Wholly-Owned Subsidiaries own not more than 89% of the issued and outstanding Equity Interests of such Subsidiary, (ii) such Subsidiary becomes a Guarantor under the Loan Documents or (iii) in the case of a Subsidiary formed after the Restatement Effective Date to be the Operating Partnership, such Subsidiary satisfies each of the conditions specified in clauses (a) – (e) of the definition of “Operating Partnership”.

7.14 Accounting or Tax Changes. Make any change in (a) accounting policies or reporting practices, except in accordance with GAAP or required by any governmental or regulatory authority, or (b) fiscal year, in each case except with the written consent of the Administrative Agent.

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 2.15(b), 2,15(d), 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12 or 6.15 or Article VII, or any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in the Pledge and Security Agreement; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of a Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any Indebtedness or Guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 15 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the REIT or any Subsidiary thereof to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Affiliate thereof contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof shall for any reason cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby; or

(m) REIT. The REIT shall, for any reason, fail to maintain its status as a real estate investment trust under the Code; or

(n) Management Agreement. The Management Agreement for any reason fails to be in full force and effect.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Revolving Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it, the Lenders under the Loan Documents;

provided, however, that upon the occurrence of the earlier of (i) an actual or deemed entry of an order for relief with respect to any Loan Party or Subsidiary thereof under the Bankruptcy Code of the United States and (ii) an Event of Default under clause 8.01(f) above, the obligation of each Lender to make Revolving Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.14, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations then owing of the type described in clause (ii) of the definition of “Obligations,” ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

ARTICLE IX. ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions; provided, that for the avoidance of doubt, the REIT shall have the right to consent to the appointment of successor Administrative Agents hereunder as and to the extent provided in Section 9.06.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the REIT or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable laws; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Revolving Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the prior written consent of the REIT (such consent not to be unreasonably withheld or delayed, or required following the occurrence and during the continuance of an Event of Default), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b) to release any Borrower or Guarantor from its obligations under this Agreement or the Guaranty, as applicable, if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

ARTICLE X. MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the

Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) the Administrative Agent may, without the consent of any Lender, waive any Borrower’s or other Loan Party’s compliance with any covenant or other provision contained in this Agreement or any Loan Document that is of a technical nature if the Administrative Agent determines in its sole discretion that such waiver does not materially and adversely affect the Lenders or any of their respective rights or remedies under this Agreement or the other Loan Documents and (ii) notwithstanding the foregoing provisions of this Section 10.01 (including the first proviso above), no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) release any Borrower or Guarantor from its obligations under this Agreement or any other Loan Document, without the written consent of each Lender, except as expressly provided in the Loan Documents;

(g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(h) change any of the terms or provisions in any Loan Document requiring pro rata payments, distributions, commitment reductions or sharing of payments, without the consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and

(ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II and Section 10.14(d) if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article or Section, as applicable, by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice given in a manner prescribed in this Section 10.02 by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Arranger), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrowers. The Borrowers hereby indemnify the Administrative Agent (and any sub-agent thereof), the Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction

(c) Reimbursement by Lenders. To the extent that any of the Borrowers for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Arranger or any Related Party of the Administrative Agent or the Arranger, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Arranger or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Arranger or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Arranger. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party to this Agreement shall assert, and each party to this Agreement hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this

Section; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the REIT otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the REIT (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the REIT shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the REIT or any of the REIT’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the REIT and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that notwithstanding the foregoing, the assignment by a Defaulting Lender of any of its rights or obligations hereunder pursuant to an Assignment and Assumption shall not constitute a release of such Defaulting Lender from any claims or liability resulting from the failure of such Defaulting Lender to perform any of its obligations under this Agreement while it held such rights or obligations. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or any Borrower or any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Borrower or any other Person (including the identity of any Participant or any information relating to a Participant’s interest in the Loans or other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that the Loans or other obligations hereunder are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) and to use the Information solely in accordance with its usual and customary practices for using confidential information of such nature, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or

Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.10(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the REIT or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower or a Subsidiary thereof. For purposes of this Section, “Information” means all information received from any Borrower any Subsidiary thereof or the Manager relating to any Borrower, any Subsidiary thereof, any Affiliated Investor or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by a Borrower or any Subsidiary thereof, provided that, in the case of information received from a Borrower or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning a Borrower or a Subsidiary thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the REIT and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of making any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this

Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee designated by the Borrowers that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and, other than in the case of a Defaulting Lender, any premium thereon (assuming for this purpose that the Loans of such Lender were being prepaid) from the assignee and any amounts payable by the Borrowers pursuant to Section 3.01, 3.04 or 3.05 from the Borrowers (it being understood that the Assignment and Assumption relating to such assignment shall provide that any interest and fees that accrued prior to the effective date of the assignment shall be for the account of the replaced Lender and such amounts that accrue on and after the effective date of the assignment shall be for the account of the replacement Lender);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each Lender agrees that, if the Borrowers elect to replace such Lender in accordance with this Section 10.13, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY

OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrowers and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent, the Arranger or any of the Lenders has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and none of the Administrative Agent, the Arranger or any of the Lenders have any obligation to disclose any of such interests to the Borrowers or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and each Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19 Investment Asset Reviews. The Administrative Agent may engage, on behalf of the Lenders, an independent consultant to complete a review and verification of the accuracy and reliability of the REIT’s calculation and reporting of the book value and Cash Income of the Investment Assets (each, an “Investment Asset Review”) bi-annually, and more frequently as determined by the Administrative Agent upon the occurrence and during the continuance of an Event of Default, each such Investment Asset Review to be shared with the Lenders and in form, scope and substance satisfactory to the Administrative Agent and the Lenders. The Borrowers agree, jointly and severally, to pay the Administrative Agent, on demand, the cost of each such Investment Asset Review.

10.20 Joint and Several Liability; Recourse Nature of Obligations. Each of the Borrowers shall be jointly and severally liable with the other Borrowers for the Obligations, and each of the Obligations shall be secured by all of the Collateral. Each Borrower acknowledges that it is a co-borrower hereunder and is jointly and severally liable under this Agreement and the other Loan Documents. Any payment made by a Borrower in respect of Obligations owing by one or more Borrowers shall be deemed a payment of such Obligations by and on behalf of all Borrowers. All Loans extended to any Borrower or requested by any Borrower shall be deemed to be Loans extended for each of the Borrowers, and each Borrower hereby authorizes each other Borrower to effectuate Loans on its behalf. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, the Administrative Agent and the Lenders shall be entitled to rely upon any request, notice or other communication received by them from the REIT on behalf of all Borrowers, and shall be entitled to treat their giving of any notice hereunder to the REIT in accordance with the provisions of this Agreement as notice to each and all Borrowers.

Each Borrower agrees that the joint and several liability of the Borrowers provided for in this Section 10.20 shall not be impaired or affected by any modification, supplement, extension or amendment or any contract or agreement to which the other Borrowers may hereafter agree (other than an agreement signed by the Administrative Agent and the Lenders specifically releasing such liability), nor by any delay, extension of time, renewal, compromise or other indulgence granted by the Administrative Agent or any Lender with respect to any of the Obligations, nor by any other agreements or arrangements whatsoever with the other Borrowers or with any other person, each Borrower hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance. The liability of each Borrower is direct and unconditional as to all of the Obligations, and may be enforced without requiring the Administrative Agent or any Lender first to resort to any other right, remedy or security. Except to the extent otherwise provided herein, each Borrower hereby expressly waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations, the Notes, this Agreement or any other Loan Document and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other person or any collateral.

Each Borrower hereby irrevocably waives and releases each other Borrower from all “claims” (as defined in Section 101(5) of the Bankruptcy Code) to which such Borrower is or would be entitled by virtue of the provisions of the first paragraph of this Section 10.20 or the performance of such Borrower’s obligations thereunder including, without limitation, any right of subrogation (whether contractual, under Section 509 of the Bankruptcy Code or otherwise), reimbursement, contribution, exoneration or similar right, or indemnity, or any right of recourse to security for any of the Obligations, in each case until all of the Obligations have been paid in full and this Agreement is terminated.

For the avoidance of doubt, all Obligations of the Loan Parties are full recourse to the Loan Parties and their respective assets, regardless of whether those assets constitute Collateral.

10.21 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.22 Amendment and Restatement; Continuing Obligations. As of the Restatement Effective Date, the commitments of certain “Lenders” under (and as defined in) the Original Credit Agreement shall be terminated by the REIT (such Lenders, the “Departing Lenders”). The remaining Lenders under (and as defined in) the Original Credit Agreement shall be Lenders under this Agreement with Commitments as set forth on Schedule 2.01 hereto. By its execution and delivery of this Agreement, each Lender that was a “Lender” under (and as defined in) the Original Credit Agreement hereby consents to the execution and delivery of this Agreement and to the non-pro rata reduction of Commitments (under and as defined in the Existing Credit Agreement) occurring on the Restatement Effective Date as a result of the termination of the Commitments of the Departing Lenders, and the concurrent repayment in full of all loans and other obligations owing (whether or not due) to the Departing Lenders. On the Restatement Effective Date, effective immediately following such termination and repayment, the Original Credit Agreement shall be amended, restated and superseded in its entirety by this Agreement. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the obligations of the REIT and the other Borrowers under the Original Credit Agreement as in effect prior to the Restatement Effective Date (except solely with respect to the Departing Lenders; however, the provisions of the Original Credit Agreement that by their express terms survive the termination of the Original Credit Agreement shall continue for the Departing Lenders) and (b) such obligations are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement. Without limiting the generality of the foregoing, after giving effect to the Departing Lender commitment terminations and repayments, (i) all “Loans” outstanding under (and as defined in) the Original Credit Agreement shall on the Restatement Effective Date become Loans hereunder, (ii) all other obligations outstanding under the Original Credit Agreement shall on the Restatement Effective Date be obligations under this Agreement and (iii) all references to the “Credit Agreement” contained in any Loan Document shall be deemed to refer to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

COLONY FINANCIAL, INC., a Maryland corporation

By:	/s/ Darren J. Tangen
Name:	Darren J. Tangen
Title:	Chief Financial Officer

CFI MEZZ FUNDING, LLC, a Delaware limited liability company

By: Colony Financial, Inc., its managing member

By:	/s/ Darren J. Tangen
Name:	Darren J. Tangen
Title:	Chief Financial Officer

CFI RE HOLDCO, LLC, a Delaware limited liability company

By: CFI RE Masterco, LLC, its managing member

By: Colony Financial, Inc., its managing member

By:	/s/ Darren J. Tangen
Name:	Darren J. Tangen
Title:	Chief Financial Officer

COLFIN ESH FUNDING, LLC, a Delaware limited liability company

By: Colony Financial, Inc., its managing member

By:	/s/ Darren J. Tangen
Name:	Darren J. Tangen
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

COLFIN 2100 FUNDING, LLC, a Delaware limited liability company

By: Colony Financial, Inc., its managing member

By:	/s/ Darren J. Tangen
Name:	Darren J. Tangen
Title:	Chief Financial Officer

CFI CORAMERICA 2100 FUNDING, LLC, a Delaware limited liability company

By: Colony Financial, Inc., its managing member

By:	/s/ Mark M. Hedstrom
Name:	Mark M. Hedstrom
Title:	Vice President

CFI RE MASTERCO, LLC, a Delaware limited liability company

By: Colony Financial, Inc., its managing member

By:	/s/ Darren J. Tangen
Name:	Darren J. Tangen
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Paley Chen
Name:	Paley Chen
Title:	Assistant Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ James P. Johnson
Name:	James P. Johnson
Title:	Senior Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ John J. Coffey
Name:	John J. Coffey
Title:	Managing Director

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Sherrese Clarke
Name:	Sherrese Clarke
Title:	Vice President

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Patrick Shields
Name:	Patrick Shields
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Irja R. Otsa /s/ Mary E. Evans
Name:	Irja R. Otsa and Mary E. Evans
Title:	Associate Director and Associate Director

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ William O’Daly
Name:	William O’Daly
Title:	Director

By:	/s/ Saja Gazahi
Name:	Sanja Gazahi
Title:	Associate

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name:	Rebecca Kratz
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

ONEWEST BANK, FSB, as a Lender

By:	/s/ David Fawer
Name:	David Fawer
Title:	Vice Chairman

[Signature Page to Credit Agreement]